Exhibit 10.1

MEMBERSHIP INTERESTS PURCHASE AGREEMENT

BY AND AMONG

WOODLAND WIRELESS SOLUTIONS, LTD.,

CORNERWORLD CORPORATION,

AND

RANGER WIRELESS HOLDINGS, LLC

FOR

100% OF THE ISSUED AND OUTSTANDING MEMBERSHIP INTERESTS OF

S SQUARED, L.L.C.

Dated as of  September 30, 2013

MEMBERSHIP INTERESTS PURCHASE AGREEMENT

THIS MEMBERSHIP INTERESTS PURCHASE AGREEMENT (this “Agreement”) is entered into as of September 30, 2013 by and among Ranger Wireless Holdings, LLC, a Texas limited liability company (“Buyer”), Woodland Wireless Solutions, Ltd., a Michigan corporation (“WWS”) and CornerWorld Corporation, a Nevada corporation (“CornerWorld”, and together with WWS,  each, a “Seller“, and collectively, “Sellers”), for the sale and purchase of 100% of the outstanding voting member units of S Squared, L.L.C., an Illinois limited liability company doing business in the state of Texas as “Ranger Wireless Solutions, LLC” (“Ranger” or the “Company”).  Capitalized terms used herein are defined in Article XI and throughout this Agreement.

RECITALS

Whereas, the Company is in the business of providing a patented application to wireless communications carriers in the United States, Canada and Puerto Rico (the “Business”);

Whereas, WWS and CornerWorld are the beneficial and record owner of all of the issued and outstanding member units of Ranger as set forth on Schedule A hereto (the “Membership Interests”);

Whereas, Sellers desire to sell to Buyer all of the Membership Interests and Buyer wishes to purchase from Sellers the Membership Interests, upon the terms and subject to the conditions of this Agreement;

Whereas, simultaneously with the execution of this Agreement, (i) Buyer and WWS are entering into (i) that certain Deferred Payment Agreement, dated the date hereof (the “Deferred Payment Agreement”), which shall be substantially in the form attached hereto as Exhibit A pursuant to which Sellers will be entitled to the Deferred Payment based on the renewal of that certain subscription and services agreement originally dated November 10, 2010 and (ii) that certain Royalty Agreement, dated the date hereof (the “Royalty Agreement”), which shall be substantially in the form attached hereto as Exhibit B, each of which shall come into effect at Closing.

TERMS OF AGREEMENT

In consideration of the mutual representations, warranties, covenants and agreements contained herein, the parties hereto agree as follows:

ARTICLE I

ACQUISITION

1.1       Purchase and Sale of the Membership Interests.  Upon the terms and subject to the conditions of this Agreement, at the Closing, WWS shall sell to Buyer, free and clear of all Liens of whatever kind and nature, and Buyer shall purchase from WWS, all of the Membership Interests.

1.2       Purchase Price.

(a)       In consideration of the aforesaid sale, assignment, transfer and delivery of the Membership Interests,

(i)       At the Closing, in consideration of the (A) sale of the Membership Interests by WWS to Buyer and (B) non-compete covenants set forth in the Restrictive Covenant Agreements, Buyer shall pay to WWS an aggregate purchase price equal to Eight Million Three Hundred Thousand Dollars ($8,300,000), as adjusted and as calculated as follows (the “Total Purchase Price”):

(I)

Buyer shall (A) issue and deliver to WWS a Deferred Payment Agreement, in the amount of Eight Hundred Thousand Dollars ($800,000), as such amount is adjusted and calculated pursuant to the Deferred Payment Agreement (the “Deferred Payment”), which shall be substantially in the form attached hereto as Exhibit A and (B) in accordance with the Deferred Payment Agreement, pay to the Escrow Agent an amount equal to the Escrow Amount;

(II)

Buyer shall pay to WWS an aggregate cash purchase price of Seven Million Five Hundred Thousand Dollars ($7,500,000) (A) minus the amount of Indebtedness of the Company immediately prior to the Closing, (B) plus (or minus) the amount of Cash of the Company immediately prior to the Closing that is greater (or less) than $15,000, computed in accordance with GAAP, (C) minus Seller Expenses to be paid at the Closing, (D) plus the Estimated Working Capital Adjustment, and (E) minus the Tax Amount (the “Initial Cash Purchase Price”).

(III)	Buyer shall issue and deliver to WWS the Royalty Agreement;

(ii)       An amount equal to the Initial Cash Purchase Price (the “Closing Date Payment”) shall be payable at the Closing as described in Section 1.2(b) below and shall be subject to adjustment as provided in Section 1.3 (such adjusted Initial Cash Purchase Price being the “Final Cash Purchase Price”);

(b)       Initial Cash Purchase Price.  The Initial Cash Purchase Price shall be paid by Buyer to WWS, by wire transfer of immediately available funds to the accounts designated by WWS on Schedule I hereto.  The Initial Cash Purchase Price may be adjusted as provided for in Section 1.3.

(c)       Withholding.  Without duplication of Section 1.2(a)(i)(II)(E), Buyer shall be entitled to deduct and withhold from the amounts otherwise payable pursuant to this Agreement to WWS such amounts, if any, as it is required to deduct and withhold with respect to the making of such payment under any federal, state, local, or foreign statute or law relating to Taxes; provided, however, that Buyer shall not be entitled to deduct and withhold amounts with respect to any payment made to WWS that has timely furnished Buyer with properly completed and executed documentation prescribed by applicable federal, state, local, or foreign statute or law that permits Buyer to make such payment without withholding of Tax.  To the extent that amounts are so withheld by Buyer, such withheld amounts shall nonetheless be treated for all purposes of this Agreement as having been paid to WWS, in respect of which such deduction and withholding was made by Buyer.  Buyer shall provide WWS with written evidence of actual payment of all such Taxes promptly after any deduction or withholding is made.

(d)       Other Transaction Agreements.  Contemporaneous with closing, Buyer and T2 Communications, LLC, and CornerWorld, Inc., respectively, shall execute the following additional agreements: (i) a services agreement (the “Services Agreement”), which shall be substantially in the form attached hereto as Exhibit C and (ii) a transition services agreement (the “Transition Services Agreement”), which shall be substantially in the form attached hereto as Exhibit D.

(e)       Right of First Offer.  At such time as Buyer decides to make the Company available for sale and prior to Buyer offering the Company for sale to a third party, Buyer shall give written notice (the “Sale Notice”) to Sellers of such decision and Sellers shall have the right to make a first offer (the “First Offer”), within ten (10) Business Days of receipt of the Sale Notice, to purchase the Company; provided, that the value of any non-cash consideration offered by Sellers shall be determined by Buyer in its sole and absolute discretion; provided further, that Buyer shall have the right to determine, in its sole and absolute discretion, the ability of Sellers to close such transaction, which determination shall include, but not be limited to, Sellers’ ability to arrange financing for such transaction.  If Buyer rejects the First Offer of Sellers and is subsequently offered by a third party  a purchase price that is less than the First Offer (a “Third Party Offer”), Buyer shall provide Sellers with written notice of such Third Party Offer (a “Third Party Offer Notice”) and Sellers shall have the right to make a second offer equal to or greater than such Third Party Offer, within three (3) Business Days of receipt of such Third Party Offer Notice, to purchase the Company pursuant to the same terms and conditions as provided above.

1.3       Working Capital Adjustment.

(a)       At least five (5) Business Days prior to the Closing Date, the Company shall deliver to Buyer a certificate (the “Initial Closing Date Certificate”), certified and executed by the Chief Executive Officer of the Company, setting forth the Company’s good faith calculation of the Initial Cash Purchase Price (including the Company’s calculation of the components thereof contained in clauses (A) through (E) of Section 1.2(a)(i)(II) as of the Closing Date), along with a copy of the Company’s good faith estimated unaudited consolidated balance sheet as of the Closing Date (the “Closing Date Balance Sheet”), from which such Initial Closing Date Certificate was derived.  The computation of the Company’s good faith estimate of Working Capital as of the Closing Date (the “Estimated Working Capital”) set forth in the Initial Closing Date Certificate and the Closing Date Balance Sheet shall be prepared in accordance with GAAP on a basis consistent with Annex I hereto.

(b)       If within five (5) Business Days following receipt of the Initial Closing Date Certificate, Buyer has not given the Company notice of its objection to the Initial Closing Date Certificate, the Estimated Working Capital calculation contained therein or the Closing Date Balance Sheet, the Initial Cash Purchase Price shall be equal to the Initial Cash Purchase

Price as calculated by the Company and set forth in the Initial Closing Date Certificate.  If Buyer gives any such notice of objection, the Company and Buyer will work together diligently and in good faith to resolve the issues in dispute, and if all disputed issues are resolved, the Initial Cash Purchase Price shall be the amount agreed upon by Buyer and the Company.

(c)       Not later than one-hundred twenty (120) calendar days after the Closing Date, Buyer shall cause to be delivered to WWS a statement (the “Closing Date Statement”) setting forth Buyer’s calculation of the Final Cash Purchase Price (including Buyer’s calculation of the components thereof contained in clauses (A) through (E) of Section 1.2(a)(i)(II) as of the Closing Date) together with the balance sheet of the Company prepared as of the Closing Date (but prior to the consummation of the transactions contemplated by this Agreement) from which such Closing Date Statement was derived, which balance sheet shall have been audited, at the Company’s expense, by an independent third-party accounting firm mutually acceptable to the Company and WWS (the “Final Closing Date Balance Sheet”).  The calculation of Working Capital set forth in the Closing Date Statement shall be determined in accordance with GAAP on a basis consistent with Annex I.

(d)       Buyer shall permit WWS and its representatives reasonable and timely access to the books and records, accountant’s work papers, personnel, and facilities of the Company and its subsidiaries to the extent reasonably necessary to review the Closing Date Statement, the calculation of the Final Cash Purchase Price and the Final Closing Date Balance Sheet and for the purpose of resolving any disputes with respect thereto.

(e)       Within ten (10) calendar days after its receipt of the Closing Date Statement and Final Closing Date Balance Sheet, WWS may either inform Buyer in writing that the Closing Date Statement is acceptable or object thereto in writing, setting forth each of its objections (the “Seller Objections”).  Any items included in the Closing Date Statement which are not disputed by WWS in the Seller Objections (other than items necessary to offset an issue raised in the Seller Objections) shall be deemed agreed to by WWS.  If WWS delivers the Seller Objections and the parties do not resolve all such Seller Objections on a mutually agreeable basis within five (5) Business Days after Buyer’s receipt of the Seller Objections, any Seller Objections as to which Buyer and WWS cannot agree upon may be submitted by either Buyer or WWS to a mutually agreeable accounting firm (the “Designated Accounting Firm”) for resolution as provided herein.  If WWS and Buyer are unable to agree on a mutually acceptable Designated Accounting Firm, then the Designated Accounting Firm shall be an independent accounting firm of regionally or nationally recognized reputation which shall be selected by lot after each of WWS and Buyer have each proposed two (2) firms and excluded one (1) firm proposed by the other.  Subject to Section 1.3(f), the Designated Accounting Firm shall have the power, authority and duty to resolve any outstanding the Seller Objections and the decision of the Designated Accounting Firm shall be final and binding upon the parties.  Upon the agreement of the parties or the decision of the Designated Accounting Firm, the Closing Date Statement, as adjusted in accordance with this Section 1.3, if necessary, shall be final and conclusive with respect to the calculation of the Final Cash Purchase Price, including, without limitation, the calculation of Working Capital as of the Closing Date.  If WWS fail to deliver any Seller Objections to Buyer within the first ten (10)-day period referred to above, the Closing Date Statement delivered by Buyer and the calculations set forth therein shall be final and binding on the parties.

(f)       In resolving any disputed item, the Designated Accounting Firm (i) shall be bound by the provisions of this Section 1.3, (ii) may not assign a value to any item greater than the highest value claimed for such item or less than the lowest value for such item claimed by either Buyer or WWS, (iii) shall restrict its decision to such items included in the Seller Objections which are then in dispute, (iv) may review only the written presentations of Buyer and WWS in resolving any matter which is in dispute and (v) shall render its decision in writing within thirty (30) calendar days after the disputed items have been submitted to it.  Upon the resolution of all Seller Objections, the Final Closing Date Balance Sheet, Working Capital as of the Closing Date and the determination of the Final Cash Purchase Price shall be revised to reflect the resolution.  If WWS makes any Seller Objections, the fees, costs and expenses of the Designated Accounting Firm shall be paid (i) by WWS if the Seller Objections are resolved in favor of Buyer, or (ii) by Buyer if the Seller Objections are resolved in favor of WWS.  If the Seller Objections are resolved part in favor of WWS and part in favor of Buyer, such fees, costs and expenses shall be shared by Buyer and WWS in inverse proportion to the aggregate amount of the Seller Objections resolved in favor of WWS compared to the aggregate amount of the Seller Objections resolved in favor of Buyer.  If Buyer makes any objections, the fees, costs and expenses of the Designated Accounting Firm shall be paid (i) by Buyer if their objections are resolved in favor of Seller, or (ii) by Seller if the objections are resolved in favor of Buyer.  If the objections are resolved part in favor of Buyer and part in favor of Seller, such fees, costs and expenses shall be shared by Seller and Buyer in inverse proportion to the aggregate amount of the objections resolved in favor of Buyer compared to the aggregate amount of the Buyer Objections resolved in favor of Seller.

(g)       If the Final Cash Purchase Price as finally determined in accordance with this Section 1.3 exceeds the Initial Cash Purchase Price, Buyer shall pay the amount of the difference in cash to WWS within five (5) Business Days after such final determination by means of a wire transfer of immediately available funds to the account directed by WWS prior to Closing.  If the Final Cash Purchase Price as finally determined in accordance with this Section 2.3 is less than the Initial Cash Purchase Price, WWS shall deliver an amount of the difference in cash to Buyer within five (5) Business Days after such final determination by means of wire transfer of immediately available funds to the account directed by Buyer prior to Closing.

1.4       Closing

.  The closing of the transactions contemplated hereby (the “Closing”) shall take place at the offices of Buyer, no later than three (3) Business Days following satisfaction or waiver of all of the conditions to the obligations of the parties to consummate the transactions contemplated hereby in accordance with this Agreement or at such other time, place and date as is mutually agreed to by the parties hereto.  The date of the Closing is referred to in this Agreement as the “Closing Date.”  The Closing need not be in person.

1.5       Actions at the Closing.  At the Closing:

(a)       Buyer shall deliver to Sellers and/or the Company the various certificates, instruments and documents referred to in Article VIII below;

(b)       Sellers and/or the Company, as the case may be, shall deliver to Buyer the various certificates, instruments and documents referred to in Article VII below;

(c)       Buyer shall:

(i)        pay to the holders of such Indebtedness, the amount of the Indebtedness to be repaid at the Closing, if any, as set forth on Annex II hereto in accordance with the instructions set forth in the pay-off letters delivered pursuant to Section 7.12;

(ii)       pay to the Persons set forth in Annex III, Seller Expenses set forth in Annex III in accordance with the instructions received from such Persons prior to the Closing; and

(iii)      pay to WWS, by wire transfer of immediately available funds, the Closing Date Payment.

(d)       in exchange for the payment by Buyer to WWS of the Closing Date Payment in accordance with Section 8.3, WWS shall convey the Membership Interests to Buyer and shall deliver to Buyer certificates representing all of the Membership Interests, duly endorsed in blank or accompanied by transfer powers duly executed in blank.

1.6       Simultaneous Deliveries.  The delivery of the documents required to be delivered at the Closing pursuant to this Agreement shall be deemed to occur simultaneously.  No delivery shall be effective until each party has received or waived receipt of all the documents that this Agreement entitles such party to receive.

ARTICLE II

REPRESENTATIONS AND WARRANTIES OF SELLERS
AS TO THE MEMBERSHIP INTERESTS AND THIS AGREEMENT

As a material inducement to Buyer to enter into this Agreement and to consummate the transactions contemplated hereby, each Seller makes the following representations and warranties to Buyer as of the date hereof:

2.1       Authority; Enforceability.  Each Seller has full right, power and authority to enter into, execute, deliver and perform its obligations under this Agreement and the other Transaction Documents to which such Seller is a party, and to perform fully its obligations hereunder and thereunder, and to consummate the transactions contemplated hereby and thereby.  Each Seller has the full power and authority to exchange, assign, transfer and deliver the Membership Interests to Buyer, free and clear of all Liens.  This Agreement and the other Transaction Documents to which it is a party have been duly and validly executed and delivered by such Seller and constitute the legal, valid and binding obligation of such Seller, enforceable against such Seller in accordance with their terms, except as the same may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and general equitable principles regardless of whether such enforceability is considered in a proceeding at law or in equity.

2.2       No Violation.  Except as set forth on Schedule 2.2, the execution and delivery of this Agreement and the other Transaction Documents by each Seller, the performance by each Seller of its obligations hereunder and thereunder and the consummation by each Seller of the transactions contemplated hereby and thereby will not (i) violate or conflict with any law, statute, ordinance, rule, regulation, decree, writ, injunction, judgment or order of any Governmental Authority or of any arbitration award which is either applicable to, binding upon or enforceable against any Seller, (ii) conflict with, result in any breach of, or constitute a default (with or without the passage of time or the giving of notice or both) under, or give rise to a right to terminate, amend, modify, abandon or accelerate, any Contract which is applicable to, binding upon or enforceable against any Seller or by which any Seller’s properties are bound, (iii) require the consent, approval, authorization or permit of, or filing with or notification to, any Governmental Authority, any court or tribunal or any other Person, (iv) permit any Governmental Authority to impose any restriction, limitation or Encumbrance of any kind, character, or nature whatsoever on the Company or any property or asset owned or used by the Company or (v) result in the creation of any Lien on the Membership Interests.

2.3       Title to the Membership Interests.  Each Seller owns beneficially and of record, free and clear of any Lien, and has full power and authority to convey free and clear of any Lien, the Membership Interests and, upon payment for such Membership Interests at the Closing as herein provided, each Seller will convey to Buyer good and valid title thereto, free and clear of any Lien.  No Seller is a party to any voting trust, proxy, or other agreement or understanding between or among any Persons that affects or relates to the voting or giving of written consent, or restrictions on transfer, with respect to the Membership Interests.

2.4       Litigation; Orders.  There is no action, suit, or other legal or administrative proceeding or governmental investigation pending, or to the knowledge of any Seller, threatened or contemplated, against, by or affecting any Seller, the Membership Interests, as applicable, or any of Sellers’ properties or assets or which questions the validity or enforceability of this Agreement or any other Transaction Documents or the transactions contemplated hereby or thereby, and to the knowledge of Sellers, there is no basis for any of the foregoing.  There are no outstanding orders, decrees, stipulations or agreements issued by any Governmental Authority in any proceeding or agreed to by any Seller, to which such Seller is or was a party which have not been complied with in full.  No Seller is subject to any outstanding judgment or order of any Governmental Authority which is reasonably likely to enjoin, restrict, restrain, prevent, prohibit, invalidate, delay, impede or otherwise adversely affect the consummation of the transactions contemplated by, and/or the performance of any Seller’s obligations under, this Agreement, or to impose material damages or conditions in respect thereof.

2.5       No Commissions.  Except for the obligations of Sellers owed to Dragonfly Capital, no Seller or any Affiliate has incurred any obligation for any finder’s or broker’s or agent’s fees or commissions or similar compensation in connection with the transactions contemplated hereby.

2.6       Accuracy of Information Furnished by Sellers.  No representation or warranty by any Seller contained in this Agreement or in any Transaction Document, nor any statement or certificate furnished by any Seller to Buyer or its representatives in connection herewith or pursuant hereto contains any untrue statement of a material fact, or omits to state any material fact required to make the statements herein or therein not misleading.  Each Seller has provided Buyer with true, accurate and complete copies of all documents listed or described in the various schedules attached hereto.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF SELLERS
WITH RESPECT TO THE COMPANY

As a material inducement to Buyer to enter into this Agreement and to consummate the transactions contemplated hereby, each Seller and, until the Closing Date, the Company, jointly and severally make the following representations and warranties to Buyer as of the date hereof:

3.1       Corporate Status.  The Company is an entity duly organized, validly existing and in good standing under the laws of its jurisdiction of organization, and has the requisite power and authority to own or lease its properties and to carry on its business as now being conducted.  The Company is legally qualified to transact business as a foreign corporation in each jurisdiction in which the nature of its properties and the conduct of its business requires such qualification.  Schedule 3.1 sets forth (i) each jurisdiction where the Company is so qualified, licensed or admitted to do business and (ii) any name or names under which the Company or any of its predecessors has invoiced account debtors, maintained records concerning its assets or otherwise conducted business in the last five (5) years.  The Company has fully complied with all of the requirements of any statute governing the use and registration of fictitious names, and has the legal right to use the names under which it operates its business.  There is no pending or threatened proceeding for the dissolution, liquidation, insolvency or rehabilitation the Company.

3.2       Subsidiaries.

(a)       The Company does not directly or indirectly own any interest in any other Person or entity.

(b)       Schedule 3.2 sets forth the names of the officers and directors of the Company.

3.3       Capitalization.

(a)       All of the authorized, issued and outstanding membership interests of the Company are set forth on Schedule 3.3 and are owned by Sellers as set forth on Schedule 3.3, free and clear of any Liens.

(b)       All of the issued and outstanding Membership Interests of the Company (i) have been duly authorized and validly issued and are fully paid and non-assessable, (ii) were issued in compliance with all applicable state and federal securities laws, and (iii) were not issued in violation of any preemptive rights or rights of first refusal.  No preemptive rights or rights of first refusal exist with respect to the equity securities of the Company and no such rights arise by virtue of or in connection with the transactions contemplated hereby.  There are no outstanding or authorized rights, notes, debentures, bonds, options, warrants, convertible securities, subscription rights, conversion rights, exchange rights or other agreements or commitments of any kind that could require any Company to issue or sell any equity securities

(or securities convertible into or exchangeable for equity securities).  There are no outstanding stock appreciation, phantom stock, profit participation or other similar rights with respect to the Company.  There are no proxies, voting rights or other agreements or understandings with respect to the voting or transfer of the debt or equity securities of the Company.  The Company is not obligated to redeem or otherwise acquire any of its outstanding equity securities.

3.4       Corporate Power and Authority.  The Company has the requisite corporate or limited liability company power, as the case may be, and authority to execute and deliver this Agreement and each of the other Transaction Documents to which it is a party, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby.  The Company has taken all action necessary to authorize the execution and delivery of this Agreement and each of the other Transaction Documents to which it is a party, the performance of its obligations hereunder and thereunder and the consummation of the transactions contemplated hereby and thereby.

3.5       Enforceability.  This Agreement and the other Transaction Documents have been duly executed and delivered by the Company to which it is a party and constitute the legal, valid and binding obligation of the Company enforceable against the Company in accordance with their terms, except as the same may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and general equitable principles regardless of whether such enforceability is considered in a proceeding at law or in equity.

3.6       No Violation.  Except as set forth on Schedule 3.6, the execution and delivery of this Agreement and the other Transaction Documents by the Company, the performance by the Company of its obligations hereunder and thereunder, and the consummation by the Company of the transactions contemplated hereunder and thereunder will not (i) contravene or result in a violation or breach of any organizational documents of the Company, (ii) violate or conflict with any law, statute, ordinance, rule, regulation, decree, writ, injunction, judgment or order of any Governmental Authority or of any arbitration award which is either applicable to, binding upon or enforceable against the Company, (iii) conflict with, result in any breach of, or constitute a default (with or without the passage of time or the giving of notice or both) under, or give rise to a right to terminate, amend, modify, abandon or accelerate, any Contract which is applicable to, binding upon or enforceable against the Company or the Business, (iv) result in or require the creation or imposition of any Lien upon or with respect to any of the property or assets of any of the Company, (v) require the consent, approval, authorization or permit of, or filing with or notification to, any Governmental Authority, any court or tribunal or any other Person, or (vi) permit any Governmental Authority to impose any restriction or limitation of any kind, character, or nature whatsoever on any of the Company or any property or asset owned or used by the Company.  The Company is not in violation of its certificate of formation, limited liability company agreement, bylaws or other similar organizational or constituent documents.

3.7       Financial Statements.  (a) Sellers have delivered to Buyer (i) the unaudited pro forma balance sheet of Ranger as of August 31, 2013 (the “Unaudited Balance Sheet”), (ii) the unaudited pro forma income statement of Ranger for eight months ended August 31, 2013 (the “Unaudited Income Statement”), (iii) unaudited pro forma balance sheet of Ranger as of April 30, 2013, and the related pro forma income statement of Ranger for the twelve-month period then ended and (iv) unaudited pro forma balance sheet of Ranger as of April 30, 2012, and the related pro forma income statement of Ranger for the twelve-month period then ended (together the “Financial Statements”), copies of which are attached to Schedule 3.7(a) hereto.  Each of the Financial Statements was prepared in accordance with GAAP consistently applied throughout the periods indicated and is true and correct, and each fairly presents in all material respects the financial position of the Company as at the respective date thereof and the results of operations for the periods covered thereby.  The books and records of the Company fully and fairly reflect in all material respects all transactions, properties, assets and liabilities of the Company.  Except as set forth on Schedule 3.7, there are no extraordinary or non-recurring items of income or expense during the periods covered by the Financial Statements and the balance sheets included in the Financial Statements do not reflect any writeup or revaluation increasing the book value of any assets, except as specifically disclosed in the notes thereto.  The Financial Statements reflect all adjustments necessary for a fair presentation of the financial information contained therein.  The Company maintains a standard system of accounting established and administered in accordance with GAAP.

(a)       Except as set forth on Schedule 3.7(b), the accounts receivable shown on the Unaudited Balance Sheet and accounts receivable since the date thereof arose from bona fide transactions in the ordinary course of business and consistent with past practice and are not subject to discount.  Allowances for doubtful accounts have been prepared in accordance with GAAP consistently applied with the past practices of the Company.  Subject to such reserves, or with respect to periods subsequent to the date of the Unaudited Balance Sheet (the “Balance Sheet Date”), reserves in amounts consistent with past practice, such accounts receivable are uncontested, unconditional obligations of the account debtors and are not in dispute or subject to any valid defense, offset, counterclaim or agreement which varies with the terms thereof.  Schedule 3.7(b) contains a complete and accurate list of all accounts receivable of the Company, which list sets forth the aging of such accounts receivable as of August 31, 2013.  Since the Balance Sheet Date, the Company has continued all receivables and payables production practices in accordance with the ordinary course of business and consistent with prior period practice and have not engaged in (i) any practice intended to have the effect of accelerating to pre-Closing periods collections of receivables that would otherwise be expected (based on past practice) to be made in post-Closing periods or (ii) any practice intended to have the effect of postponing to post-Closing periods payments by the Company that would otherwise be expected (based on past practice) to be made in pre-Closing periods.

(b)       All prepayments by the customers of the Company for services to be performed by the Company have been validly received for services currently scheduled or anticipated to be performed and, to the Company’s knowledge, no such prepayments are expected to be refunded or returned.

(c)       Schedule 3.7(d) lists the amount of all outstanding Indebtedness as of the date hereof of the Company and the holder thereof.

(d)       Except as set forth on Schedule 3.7(e), since the Balance Sheet Date, the Company has continued to pay all accounts and notes payable in accordance with the ordinary course of business and consistent with prior period practice.

(e)       During the periods covered by the Unaudited Financial Statements, the Company has not changed its independent accountants or had any disagreement with such accountants on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure that if not resolved to the satisfaction of such accountants would have caused such accountants to make reference to the subject matter of the disagreements in connection with its report.

3.8       Material Changes.  Since April 30, 2013, there has not been any occurrence or event which, individually or in the aggregate, has or could be reasonably expected to have a Material Adverse Effect.  Since April 30, 2013, the Business has been conducted in the ordinary course consistent with past practice.  In addition, without limiting the generality of the foregoing, since April 30, 2013, other than in connection with the transaction contemplated hereby, or as set forth on Schedule 3.8, the Company has not:

(i)        issued any capital stock or other securities;

(ii)       made any distribution of or with respect to its capital stock or other securities or purchased or redeemed any of its securities;

(iii)      paid any bonus to or increased the rate of compensation of any of its officers or salaried employees or amended any other terms of employment of such persons;

(iv)      sold, leased or transferred any of its properties or assets other than in the ordinary course of business consistent with past practices;

(v)       made or obligated itself to make capital expenditures out of the ordinary course of business consistent with past practices;

(vi)      made any payment in respect of its liabilities other than in the ordinary course of business consistent with past practices;

(vii)     incurred (or assumed or guaranteed) any obligations or liabilities (including any Indebtedness) or entered into any transaction or series of transactions involving in excess of Ten Thousand Dollars ($10,000) in the aggregate out of the ordinary course of business consistent with past practices, other than pursuant to this Agreement and the Transaction Documents and the transactions contemplated hereby and thereby;

(viii)    suffered any theft, damage, destruction or casualty loss, not covered by insurance and for which a timely claim was filed, in excess of Ten Thousand Dollars ($10,000) in the aggregate;

(ix)      suffered any extraordinary losses (whether or not covered by insurance);

(x)       waived, canceled, compromised or released any rights having a value in excess of Ten Thousand Dollars ($10,000) in the aggregate;

(xi)      amended, modified, had accelerated or received a notice of default or termination of or under any Contract, or otherwise permitted any adverse change in the business relationship of the Company with any of its vendors and service providers;

(xii)     been made party to any action, proceeding, claim, investigation or litigation nor, to the Company’s knowledge, has any such action, proceeding, claim, investigation or litigation been threatened by or against the Company;

(xiii)    amended its organizational documents;

(xiv)    made or agreed to make payment, discharge or satisfaction, in respect of the settlement of any pending or threatened litigation;

(xv)     other than as set forth on Schedule 3.8(xv), increased the compensation of any manager, officer, director or similar Person;

(xvi)    made or changed any election in respect of Taxes, adopted or changed any accounting method in respect of Taxes, entered into any tax allocation agreement, tax sharing agreement, tax indemnity agreement or closing agreement, settlement or compromise of any claim or assessment in respect of Taxes, or consented to any extension or waiver of the limitation period applicable to any claim or assessment in respect of Taxes with any tax authority or otherwise;

(xvii)   canceled or failed to renew any insurance policy, received any notice of cancellation or termination from any insurance provider or failed to give all notices and present all claims (if any) under all such policies in a timely fashion;

(xviii)  revalued any of its assets, including the writing down or off of notes or accounts receivable, other than in the ordinary course of business and consistent with past practice;

(xix)    made or adopted any change in its accounting practice or policies;

(xx)     made any adjustment to its books and records other than in respect of the conduct of its business activities in the ordinary course consistent with past practices;

(xxi)    entered into any transaction with any Affiliate other than intercompany transactions in the ordinary course of business consistent with past practices;

(xxii)   entered into any employment agreement or any collective bargaining agreement;

(xxiii)  entered into, terminated, amended or modified any agreement involving an amount in excess of Ten Thousand Dollars ($10,000) outside the ordinary course of business;

(xxiv)  imposed any security interest or other Lien on any of its assets;

(xxv)   delayed paying any accounts payable which are due and payable except to the extent being contested in good faith;

(xxvi)  made or pledged any charitable contribution in excess of Five Thousand Dollars ($5,000);

(xxvii) entered into any other transaction or been subject to any event which has had or is reasonably likely to have a Material Adverse Effect on the Company, taken as a whole;

(xxviii) acquired any interest in any corporation, partnership or other venture whether by merger consolidation or reorganization or by purchase of its assets or equity interests or entered into any Contract in connection with any transaction involving any Acquisition Proposal;

(xxix)  entered into any strategic alliance, joint development or joint marketing Contract;

(xxx)   made any loans to any third party or employee except in the ordinary course of business consistent with past practices; or

(xxxi)  agreed to do or authorized any of the foregoing.

3.9       Liabilities of the Company; Indebtedness.  Other as set forth on Schedule 3.9, the Company has no liabilities or obligations, whether accrued, absolute, contingent or otherwise, except (a) to the extent reflected or taken into account in the Unaudited Balance Sheet and not heretofore paid or discharged, (b) liabilities incurred in the ordinary course of business consistent with past practice since the date of the Unaudited Balance Sheet (none of which relates to breach of contract, breach of warranty, tort, infringement or violation of law, or which arose out of any action, suit, claim, governmental investigation or arbitration proceeding), (c) normal accruals, reclassifications, and audit adjustments which would be reflected on an audited financial statement and which would not be material in the aggregate, and (d) Seller Expenses.  For purposes of this Agreement, “ordinary course” liabilities include only liabilities incurred in the normal course of the business of the Company, consistent with past practice and amounts, and do not include liabilities arising from the breach of or default under any Contract or the violation of any law, order or permit.

3.10     Litigation.  Except as set forth on Schedule 3.10, there is no action, suit, or other legal or administrative proceeding or governmental investigation pending, or to the knowledge of Sellers, threatened or contemplated, against, by or affecting the Company, the Membership Interests, or any of the properties or assets of the Company or which questions the validity or enforceability of this Agreement or any other Transaction Documents or the transactions contemplated hereby or thereby, and to the knowledge of Sellers, there is no basis for any of the foregoing.  There are no outstanding orders, decrees, stipulations or agreements issued by any Governmental Authority in any proceeding or agreed to by the Company, to which the Company is or was a party which have not been complied with in full.

3.11     Real Estate.  The Company does not own nor has it ever owned any parcels of real property.  Schedule 3.11 sets forth a list of all leases, licenses or similar agreements for the use or occupancy of real property to which the Company is a party (“Real Property Leases”) copies of which have previously been furnished to Buyer, in each case setting forth: (a) the lessor and lessee thereof and the date and term of each of such leases, (b) the street address of each property covered thereby, and (c) as to each parcel of leased real property, the expiration date of each such lease, the monthly rent as of the date hereof paid under each such lease, and any additional rent currently payable under each such lease (the “Leased Premises”).  The lease for the address in Holland, Michigan, currently leased to T2 Communications, LLC, is addressed in more detail as part of the Transition Services Agreement included as Exhibit D of this Agreement.  A true and correct copy of each lease has been provided to Buyer.  Use of the Leased Premises for the various purposes for which it is presently being used is permitted as of right under applicable zoning laws and is not subject to a “permitted non-conforming” use or structure classification.  Each Leased Premises is supplied with utilities and other services necessary for the operation thereof in the ordinary course of business of the Company.  Each Leased Premises abuts on and has direct vehicular access to an improved public road or access to an improved public road via a permanent, irrevocable appurtenant easement improved with a road benefiting the parcel of Leased Premises.  The Company has not granted any Person the right to use or occupy any portion of any parcel of Leased Premises or has received notice of any claim of any Person to the contrary.

3.12     Good Title, Adequacy and Condition of Assets.  Except as set forth on Schedule 3.12, the Company has and at the Closing will have, good and marketable title to all of its owned properties and assets, real and personal, tangible or intangible (the “Assets”), free and clear of any Liens or restrictions on use.  Schedule 3.12 contains a true and complete list of all assets of the Company (including all equipment, machinery, computers, furniture, leasehold improvements, vehicles and other personal property owned by the Company) with an original cost in excess of $5,000 individually (the “Material Assets”) the Company, setting forth whether each such Material Asset is owned or leased, and, if owned, the name of the lienholder and the amount of the Lien, if any, and if leased, the name of the lessor.  The Assets are sufficient to operate and conduct the Business in a manner consistent, in all material respects, with at least the same standards of quality and reliability as obtained by the Company currently.  The Assets constitute all of the tangible and intangible assets, properties and rights used by the Company in the Business and that are necessary or required for the conduct of the Business as currently conducted or as currently contemplated to be conducted in the future.  No Person has any option, right of first refusal, right of first offer, preemptive right or any other right of any nature to acquire any Material Assets.  The tangible assets of the Company, taken as a whole, are free from material defects, have been maintained in accordance with normal industry practice, are in good operating condition and repair (subject to normal wear and tear) and have been maintained in accordance with all applicable specifications and warranties and normal industry practice.

3.13     No Consents.  Except as set forth on Schedule 3.13, (i) the Company is not nor shall be required to give any notice to, make any designation, declaration, or filing with, or obtain any consent or approval from any Person or Governmental Authority prior to, in connection with, or as a result of, the execution, delivery, or performance by the Company of this Agreement or any other document or the consummation and performance by such Company of the transactions contemplated hereby and (ii) the Company has received all permits, licenses and franchises necessary for the consummation and performance by the Company of the transactions contemplated hereby, and waivers of rights to terminate or modify in any material respect any rights or obligations of any of the Company from any Person from whom such waiver is required under any Contract to which the Company is bound (collectively, the “Required Consents”).

3.14     Labor and Employment Matters.  (a) Schedule 3.14(a) contains a complete list of the names of all Persons who are employees or independent contractors of the Company as of the date hereof, specifying (i) with respect to each hourly employee, the title and rate of hourly pay as of January 1, 2013 and the date of this Agreement; (ii) with respect to each salaried employee, the title, rate of salary and commission or bonus structure as of January 1, 2013 and the date of this Agreement; and (iii) with respect to each independent contractor, a description of the services performed and the compensation arrangement as of January 1, 2013 and the date of this Agreement; and (iv) with respect to each Person listed (A) the date of hire or engagement, (B) a list of all agreements affecting such Person’s employment or engagement, including a description of any additional material compensation arrangements not covered in clauses (i) through (iii), (C) if an employee, (1) whether the employee is classified as exempt or non-exempt under any of the following:  the Fair Labor Standards Act, wage orders issued by the Industrial Welfare Commission, and any other applicable wage and hour law, (2) whether or not such employee is absent for any reason such as lay-off, leave of absence or workers’ compensation and, if so, the date such absence began and the anticipated date of return and (3) the state or province in which such Person is employed.  Schedule 3.14(a) also lists all employees of the Company in the United States who are not citizens or permanent residents of the United States, together with a listing of each such employee’s work authorization status and work authorization expiration date.

(a)       The Company is not a party to or bound by any collective bargaining agreement or any other agreement with a labor union, and to the knowledge of Sellers, there has been no effort by any labor union during the twenty-four (24) months prior to the date hereof to organize any employees of the Company into one or more collective bargaining units.  There is no pending, or to the knowledge of Sellers threatened, labor dispute, strike or work stoppage which affects or which would reasonably be expected to affect the Business or interfere with the continued operations of the Business.  The Company nor, to Sellers’ knowledge, any agent, representative or employee thereof has within the last twenty-four (24) months committed any unfair labor practice as defined in the National Labor Relations Act, as amended, and there is no pending, or to the knowledge of Sellers threatened, charge or complaint against the Company by or with the National Labor Relations Board or any representative thereof.  The Company is not aware whether any key employee, agent, consultant, independent contractor or group of employees, agents, consultants, or independent contractors has any plans to terminate or change his or their employment or relationship with the Company.  There has been no strike, walkout or work stoppage involving any of the employees of the Company during the twenty-four (24) months prior to the date hereof.  Except as set forth on Schedule 3.14, the Company is not a party or subject to any employment agreements, noncompete agreements, agency agreements, independent contractor agreements or consulting agreements.  The Company has complied with applicable laws, rules and regulations relating to employment, civil rights and equal employment opportunities, including but not limited to, the Civil Rights Act of 1964, the Fair Labor Standards Act, the Americans with Disabilities Act, as amended and the Immigration Reform and Control Act of 1986, as amended.  There have not been any facility closings, mass layoffs or other terminations at the Company that would create any obligations upon or liabilities for the Company under the Worker Adjustment and Retraining Notification Act or similar laws.

3.15     Employee Benefit Plans.  Schedule 3.15  contains a true and complete list of each employee benefit plan as defined in Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), employee welfare benefits plan as defined in Section 3(1) of ERISA, and each deferred compensation, stock option, stock purchase, bonus, medical, welfare, disability, severance or termination pay, insurance or incentive plan, employment agreement, and each other employee benefit plan, program, agreement or arrangement, (whether funded or unfunded, written or oral, qualified or nonqualified), sponsored, maintained or contributed to or required to be contributed to the Company for the benefit of any employee, terminated employee, leased employee or former leased employee, director, officer, shareholder or independent contractor of the Company (the “Employee Benefit Plans”).  Schedule 3.15 identifies each plan that is an “employee benefit plan,” within the meaning of Section 3(3) of ERISA.  The Company has no liability, directly or indirectly through an ERISA Affiliate, with respect to any plan, arrangement or practice of the type described in this Section 3.15 other than the Employee Benefit Plans set forth on Schedule 3.15.  For the purpose of this Agreement, an “ERISA Affiliate” is any entity which is considered one employer with the Company under Section 4001 of ERISA or Section 414 of the Code.

(a)       Neither the Company nor any ERISA Affiliate participates currently or has ever participated in, and is not required currently or ever been required to contribute to or otherwise participate in, (i) any “multi-employer plan,” as defined in Sections 3(37)(A) and 4001(a)(3) of ERISA and Section 414(f) of the Code, (ii) any “multiple employer plan” within the meaning of Section 210(a) of ERISA or Section 413(c) of the Code, (iii) “defined benefit plan” as defined in Section 3(35) of ERISA or a pension plan subject to the funding standards of Section 302 of ERISA or Section 412 of the Code or (iv) any plan, program or arrangement subject to Title IV of ERISA.

(b)       With respect to each Employee Benefit Plan: (i) each has been administered in compliance in all material respects with its terms and with all applicable laws including, without limitation, ERISA and the Code; (ii) no actions, suits, claims or disputes, other than routine claims for benefits, are pending or, to the knowledge of Sellers, threatened against any such plan, the trustee or fiduciary of any such plan, the Company or any assets of any such plan;  (iii) no audits, proceedings, claims or demands are pending with any Governmental Authority including, without limitation, the Internal Revenue Service and the Department of Labor; (iv) all reports, returns and similar documents required to be filed with any Governmental Authority or distributed to any such plan participant have been duly or timely filed or distributed; (v) no “prohibited transaction,” within the meaning of ERISA or the Code, or breach of any duty imposed on “fiduciaries” pursuant to ERISA has occurred; (vi) all required or discretionary (in accordance with historical practices) payments, premiums, contributions, reimbursements or accruals for all periods ending prior to or as of the Closing shall have been made or properly accrued on the Unaudited Balance Sheet or will be properly accrued on the books and records of the Company as of the Closing; (vii) no such plan has any unfunded liabilities which are not reflected on the Unaudited Balance Sheet or the books and records of the Company.

(c)       True and accurate copies of each Employee Benefit Plan of the Company, together with all current trust agreements, the most recent annual reports on Form 5500, the most recent financial statements, the three most recent actuarial reports, the most recent IRS favorable determination letters, for each Employee Benefit Plan which is a “top hat” plan, a copy of filings with the DOL, the most recent minimum coverage and discrimination testing results for each applicable Employee Benefit Plan, written descriptions of all non-written agreements relating to the Employee Benefit Plans, and all current summary plan descriptions and summaries of material modifications for such plans have been furnished to Buyer.  In the case of any unwritten Employee Benefit Plan, a written description of such plan has been furnished to Buyer.  All amendments required to bring any Employee Benefit Plan into conformity with any applicable provisions of ERISA and the Code have been duly adopted within the applicable remedial amendment period.  Each Seller has provided Buyer with a list of each actuary, attorney, and accountant who is currently providing professional services with respect to each Employee Benefit Plan of the Company or the fiduciaries of each Employee Benefit Plan of the Company, as well as the location of all other records and the name of the individual responsible for such records with respect to each Employee Benefit Plan of the Company.

(d)       With respect to each Employee Benefit Plan of the Company intended to qualify under Code Section 401(a) or 403(a), (i) the Internal Revenue Service has issued a favorable determination letter, which has not been revoked, that any such plan is tax-qualified and each trust created thereunder has been determined by the Internal Revenue Service to be exempt from federal income tax under Code Section 501(a); (ii) nothing has occurred or will occur through the Closing which would cause the loss of such qualification or exemption or the imposition of any penalty or tax liability; (iii) no correspondence or written or verbal notice from the IRS, DOL, any other governmental agency, any participant in or beneficiary of, an Employee Benefit Plan, or any agent representing any of the foregoing has been received by the Company that brings into question the qualification of any such Benefit Plan; (iv) no reportable event (within the meaning of Section 4043 of ERISA) has occurred; (v) there has been no termination or partial termination of such plan within the meaning of Code Section 411(d)(3); and (vi) the present value of all liabilities under any such plan does not exceed the current fair market value of the assets of such plan (determined using the actuarial assumption used for the most recent actuarial valuation for such plan).

(e)       No Employee Benefit Plan obligates the Company to pay separation, severance, termination or similar benefits as a result of any transaction contemplated by this Agreement or solely as a result of a “change of control” (as defined in Section 280G of the Code) and no individual shall accrue or receive any additional benefits, severance, payments or accelerated rights to payments of benefits or other compensation under any Employee Benefit Plan as a result of the actions contemplated by this Agreement.

(f)       No Employee Benefit Plan provides medical or dental benefits for any current or former employees of the Company or any of its predecessors after termination of employment other than the rights that may be provided by law.  No event or condition exists with respect to an Employee Benefit Plan that could subject Company to a tax under Section 4980B of the Code.

(g)       Except as set forth on Schedule 3.15, there are no leased employees or independent contractors within the meaning of Section 414(n) of the Code who perform services for the Company.

(h)       No Employee Benefit Plan is or has been funded by, associated with, or related to a “voluntary employee’s beneficiary association” within the meaning of Section 501(c)(9) of the Code, a “welfare benefit fund” within the meaning of Section 419 of the Code, a “qualified asset account” within the meaning of Section 419A of the Code or a “multiple employer welfare arrangement” within the meaning of Section 3(40) of ERISA.

(i)       Company may amend or terminate any Employee Benefit Plan at any time without incurring any liability thereunder.

(j)       Each Employee Benefit Plan which is a “nonqualified deferred compensation plan” (within the meaning of Section 409A of the Code) has been operated in compliance with Section 409A of the Code and the guidance issued by the IRS with respect to such plans.

(k)       No contributions pursuant to an Employee Benefit Plan have been made in such amounts that would violate Section 404 of the Code.

(l)       Company has in force and has had in force sufficient bonding for every fiduciary who is or has been required to be bonded with respect to the Employee Benefit Plans.

(m)       There does not exist any pending or threatened legal proceedings (other than routine claims for benefits), arbitrations, administrative or other proceedings pending or threatened, anticipated or expected to be asserted with respect to any Benefit Plan or any related trust or other funding medium thereunder or with respect to TARGET or any of its subsidiaries or ERISA Affiliates, as the sponsor or fiduciary thereof.

(n)       Except as set forth in this Agreement, Company has no commitment, intention or understanding to create, terminate or adopt any new Employee Benefit Plan, and since the beginning of the current fiscal year, no event has occurred and no condition of circumstance has existed that would be expected to result in an increase in the benefits under an Employee Benefit Plan from the level of benefits for the most recently completed fiscal year.

(o)       Company does not have now, nor has had, the obligation to maintain, establish, sponsor, participate in or contribute to any Employee Benefit Plan or other similar arrangement that is subject to any law or applicable custom or rule of any jurisdiction outside of the United States.

3.16     Employee Conflicts.  To the knowledge of Sellers, no employee of the Company is in violation of any term of any employment contract, inventions disclosure agreement, confidentiality agreement, non-competition agreement or restrictive covenant to or with a former employer relating to the right of any such employee to be employed by the Company because of the nature of the business conducted or presently proposed to be conducted by the Company or relating to the use of trade secrets or proprietary information of others.

3.17     Intellectual Property.

(a)       Schedule 3.17(a) lists (i) all Patents, including without limitation, all issued patents, and all pending applications for patents, owned by the Company; (ii) all Trademarks, including without limitation, all registered trademarks, and all pending applications for trademarks, owned by the Company; (iii) all Copyrights, including without limitation, all registered copyrights, and all pending applications for copyrights, owned by the Company; and (iv) all Domain Names owned by the Company.  All Patents, Trademarks and Copyrights on Schedule 3.17(a) are valid and enforceable. Company and Sellers have provided Buyer with copies of all prior art, analysis, opinions, documents and communications and have fully described to Buyer all facts of which Company and Sellers are aware which relate to the validity or enforceability of the Patents, Trademarks and Copyrights on Schedule 3.17(a).

(b)       Schedule 3.17(b) lists all licenses, sublicenses, assignments, agreements or instruments involving the Intellectual Property of the Company including (i) licenses and assignments by the Company to any person of any Intellectual Property; and (ii) all licenses and assignments by any other person to the Company of any Intellectual Property (except with respect to generally available “off-the-shelf” software) (each a “License”).  Each License identified in Schedule 3.17(b) is a valid and binding agreement enforceable in accordance with its terms.  With respect to each License, there is no material default (or event that with the giving of notice or passage of time would constitute a material default) by the Company, or to the knowledge of Sellers, the other party thereto. There are no pending and, to the knowledge of Sellers, no threatened claims with respect to any License.  Except as identified on Schedule 3.17(b), no License contains any indemnity by the Company in favor of a third party with respect to the Intellectual Property.

(c)       The Company has good and valid title to, or otherwise possesses the rights to use, all Intellectual Property necessary to permit the Company to conduct the Business from and after the Closing Date, in the same manner as it is being conducted as of the date hereof, and as currently contemplated to be conducted by the Company.  Neither the consummation of the transactions contemplated by this Agreement nor the Company’s performance hereunder will result in the diminution, license, transfer, termination or forfeiture of the Company’s rights in the Intellectual Property or Licenses.  Except as listed on Schedule 3.17(c), no person or entity other than the Company has any right or interest of any kind or nature in or with respect to the Intellectual Property, or any portion thereof, or any rights to sell, license, lease, transfer or use or otherwise exploit the Intellectual Property or any portion thereof.  All officers, employees and contractors of the Company who have created Intellectual Property, have executed an agreement under which all rights, title and ownership in and to such Intellectual Property have been assigned to the Company.

(d)       Except as disclosed in Schedule 3.17(d), the Company has not been alleged to have, nor has the Company, infringed upon, misappropriated or misused any Intellectual Property or other proprietary information of another person or entity.  Company and Sellers have provided Buyer with copies of all prior art, analysis, opinions, documents and communications and have fully described to Buyer all facts of which Company and Sellers are aware which relate to allegations or evaluations of infringement, misappropriation, or misuse or any Intellectual Property of another Person or entity. There are no pending, and to the knowledge of Sellers, threatened claims or proceedings contesting or challenging the Intellectual Property, or the Company’s use of the Intellectual Property owned by another person or entity. To the knowledge of Sellers, no current or former employee or contractor of the Company is infringing upon, misappropriating, or otherwise violating any Company’s rights to the Intellectual Property.

(e)       Patents:

(i)        All of the issued Patents and pending applications for Patents of the Company are currently in compliance with all legal requirements (including payment of filing, examination, and maintenance fees), and are not subject to any maintenance fees or taxes or actions falling due within ninety (90) days after the Closing Date.

(ii)       No Patent of the Company has been or is now involved in any infringement, interference, reissue or reexamination proceeding and, to the knowledge of Sellers, no such action is threatened with respect to any of the Patents of the Company.

(iii)      No product manufactured or sold by the Company, nor any use or product described in any Patent of the Company or any service provided by the Company, is alleged to infringe any patent, product or service of any person, and to the knowledge of Sellers, no Patent of the Company is infringed.

(f)       Trademarks:

(i)        All registered Trademarks, and pending applications for Trademarks with the United States Patent and Trademark Office (“PTO”) or any other country’s trademark office, of the Company are currently in compliance with all legal requirements (including the filing of affidavits of use and renewal applications as applicable), and are not subject to any maintenance fees or taxes or actions falling due within ninety (90) days after the Closing Date.

(ii)       No Trademark of the Company has been or is now involved in any opposition, infringement, dilution, unfair competition or cancellation proceeding and, to the knowledge of Sellers, no such action is threatened with respect to any of the Trademarks of the Company.

(iii)      No Trademark of the Company is alleged to infringe any trade name, trademark or service mark of any other person or entity, and to the knowledge of Sellers, no Trademark of the Company is infringed by any third party.

(iv)      All products displaying a Trademark of the Company that has been registered with the PTO bear the proper federal registration notice.

(g)       Copyrights:

(i)        All registered Copyrights and pending applications for Copyrights of the Company are currently in compliance with all legal requirements, and are not subject to any maintenance fees or taxes or actions falling due within ninety (90) days after the Closing Date.

(ii)       No Copyright of the Company has been or is now the subject of any invalidation or infringement Proceeding and, to the knowledge of Sellers, no such action is threatened with respect to any Copyright of the Company.

(iii)      No Copyright of the Company is alleged to infringe any copyright of any other person or entity, and to the knowledge of Sellers, no Copyright of the Company is infringed.

(iv)      All works encompassed by the Copyrights of any Company have been marked with the proper copyright notice.

(h)       Domain Names:

(i)        All registered Domain Names of the Company are currently in compliance with all legal requirements and are not subject to any maintenance fees or taxes or action falling due within ninety (90) days after the Closing Date.

(ii)       No Domain Name of the Company has been or is now the subject of any dispute resolution or infringement Proceeding and, to the knowledge of Sellers, no such action is threatened with respect to any Domain Name of the Company.

(iii)     No Domain Name of any Company is alleged to infringe the trademark or domain name of any other person or entity, and to the knowledge of Sellers, no Domain Name of the Company is infringed by any third party.

(i)       The Company has taken commercially reasonable steps to protect the proprietary nature of the Intellectual Property and to maintain in confidence all Trade Secrets and confidential Intellectual Property and information owned or used by the Company.  To the knowledge of Sellers, no Trade Secret or other confidential Intellectual Property or information of the Company has been disclosed or authorized to be disclosed to any person, including any employee, agent, contractor, or other entity, other than pursuant to a non-disclosure agreement or other conditional obligation that protects the Company’s proprietary interests in and to such Trade Secrets or confidential Intellectual Property or information.

(j)       Schedule 3.17(j) contains a true and complete list of all of the Software included, embedded or incorporated in or developed for inclusion in the Company’s products or websites, or used in the delivery of the Company’s services (the “Company Software”).  The Company owns full and unencumbered right and good, valid and marketable title or has valid licenses to the Company Software, and the Company Software owned by the Company is free and clear of all Encumbrances.  The Company has not incorporated any third party Intellectual Property into the Company Software not identified in Schedule 3.17(j).  Except as identified in Schedule 3.17(j), no open source or public library software, including any version of any software licensed pursuant to any GNU public license, is, in whole or in part, embodied or incorporated in the Company Software Programs.

(k)       The Company employs commercially reasonable measures to ensure that the Company Software contain no “viruses.”  For the purposes of this Agreement, “virus” means any computer code intentionally designed to disrupt, disable or harm in any manner the operation of any software or hardware.  None of the Company Software contains any worm, bomb, backdoor, clock, timer or other disabling device, code, design or routine which causes the software to be erased, inoperable, impaired in performance or otherwise incapable of being used, either automatically or upon command by any person.

(l)        The Company Intellectual Property (including, to the knowledge of Sellers, the Intellectual Property of third parties’ licensed to the Company), is free and clear of any and all Encumbrances.

(m)      The Company has implemented industry “best practices” to ensure the physical and electronic protection of its websites and information assets from unauthorized disclosure, use or modification.  Other than as set forth in Schedule 3.17(m), there has been no breach of security involving the Company websites or information assets.  All data which has been collected, stored, maintained or otherwise used by the Company has been collected, stored, maintained and used in accordance with all applicable U.S. and foreign laws, rules, regulations, guidelines and industry standards.  The Company has not received a notice of noncompliance with applicable data protection laws, rules, regulations, guidelines or industry standards.

3.18     Tax Matters.  Except as set forth on Schedule 3.18:

(a)       All Tax Returns required to be filed prior to the date hereof with respect to the Company have been timely filed with the appropriate Governmental Authorities.

(b)       No claim has been made by an authority in a jurisdiction where the Company does not file Tax Returns that it is or may be subject to taxation by that jurisdiction.

(c)       Each such Tax Return has been prepared in compliance with all applicable laws and regulations, and all such Tax Returns are true and accurate in all material respects.

(d)       All Taxes that have become due and payable on or before the Closing Date by or with respect to the Company have been paid, except for Taxes which are being contested in good faith, and for which adequate reserves have been established in accordance with GAAP.

(e)       The Company has withheld and paid all Taxes to the appropriate Governmental Authority required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, shareholder, or other third party, and all Forms W-2 and 1099 required with respect thereto have been properly completed and timely filed.

(f)       With respect to each taxable period of the Company:  (i) no deficiency or proposed adjustment which has not been settled or otherwise resolved for any amount of Taxes has been asserted or assessed by any Governmental Authority against the Company; (ii) the Company has not consented to extend the time in which any Taxes may be assessed or collected by any Governmental Authority; (iii) the Company has not requested or been granted an extension of the time for filing any Tax Returns; (iv) there is no action, suit, Governmental Authority proceeding, or audit or claim for refund now in progress, pending, or, to the knowledge of Sellers, threatened against or with respect to the Company regarding Taxes; and (v) there are no Liens for Taxes (other than for current Taxes not yet due and payable) upon the Assets of the Company.

(g)       The Company will not be required to include any item of income or exclude any item of deduction from any taxable period (or portion thereof) ending after the Closing as a result of any (A) change in method of accounting for a taxable period ending on or prior to the Closing Date; (B) “closing agreement,” as described in Section 7121 of the Code or any predecessor provision thereof or any similar provision of state, local or foreign law; (C) installment sale or open transaction disposition made on or prior to the Closing Date; or (D) prepaid amount received on or prior to the Closing Date.

(h)       Except as set forth on Schedule 3.18, the Company has not been a member of an affiliated group (as defined in Section 1504 of the Code), filed or been included in a combined, consolidated or unitary income Tax Return (other than an affiliated group or Tax Return in which such Company was the common parent).  Except as set forth on Schedule 3.18, the Company is a not party to or bound by any tax allocation or tax sharing agreement or has any current or potential contractual obligation to indemnify any other person with respect to Taxes.

(i)       No claim has been made by a Governmental Authority in a jurisdiction where the Company does not file Tax Returns that the Company is or may be subject to Taxes assessed by such jurisdiction.

(j)       Except as set forth on Schedule 3.18, true, correct and complete copies of all Tax Returns filed by or with respect to the Company for all taxable periods for which the statute of limitations has not expired have been furnished or made available to Buyer.

(k)       The Company has not participated in any “reportable transactions” or “listed transactions” as such terms are defined in Treasury Regulations Section 1.6011-4.

(l)       The Company has not had in effect any election for federal income tax purposes under Section 108, 1017, 1033 or 4977 of the Code.

(m)       No Seller is a nonresident alien, foreign corporation, foreign partnership, foreign estate or foreign trust (as any of those terms is defined in the Code and Income Tax Regulations promulgated thereunder).

3.19     Compliance with Laws.  Except as set forth on Schedule 3.19, the Company is and has been in compliance in all material respects with all laws, regulations and orders applicable to it, its business and operations (as conducted by it now and in the past), the Leased Premises and any other properties and assets (in each case owned or used by it now or in the past).  To the knowledge of Sellers, the Company’s employees and independent contractors, including sales agents, is and has been in compliance with all laws, regulations and orders applicable to them with respect to the business and operations of the Company (as conducted by it now and in the past).  The Company has not been cited, fined or otherwise notified of any asserted past or present failure to comply with any laws, regulations or orders and no proceeding with respect to any such violation is pending or, to the knowledge of Sellers, threatened.  The Company has timely filed all returns, reports, documents and information required, or requested by any Governmental Authority and all such returns, reports, documents and information were true, accurate and complete in all material respects as of the date made.  Neither the Company nor any of its Affiliates, employees or agents, have made any payment of funds in connection with the business of the Company which is prohibited by law, and no funds have been set aside by the Company to be used in connection with the business of the Company for any payment prohibited by law.  The Company is not subject to any decree or injunction which restricts the continued operation of its business or the expansion thereof to other geographical areas, customers and suppliers or lines of business.

3.20     Licenses and Permits.  The Company possesses all permits, licenses, consents, franchises, orders, approvals, certifications, registrations and authorizations from Governmental Authorities necessary to enable it to continue to own, lease, operate and use its assets and properties (collectively, the “Permits”) for their respective business and operations, including with respect to the operation of each of the Leased Premises.  Schedule 3.20 contains a true and complete list of all such Permits.  All such Permits are valid and in full force and effect, the applicable Company is in full compliance with the respective requirements thereof, and no violations are or have been reported to the Company in respect of any such Permits and no proceeding is pending, or to the knowledge of Sellers, threatened, to revoke or amend any of them.  The Company is in compliance in all material respects with the terms and any limitations of the Permits and with all material requirements, standards and procedures of the Governmental Authority that issued them.  None of such Permits is or will be impaired or in any way adversely affected by the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby.

3.21     Environmental Matters.  The Company is and has at all times been in full compliance in all material respects with all Environmental Laws and the Company has not received any written communication from any Person that alleges that it is not in compliance with applicable Environmental Laws.  With respect to the Leased Premises, no Seller, the Company, or, to the knowledge of Sellers, any prior owner or operator, has incurred in the past or is now subject to, any Environmental Liability.

3.22     Insurance.  The Company is covered by valid, outstanding and enforceable policies of insurance covering its respective properties, assets and businesses against risks of the nature normally insured against by corporations in the same or similar lines of business and in coverage amounts typically and reasonably carried by such corporations, together with “key man” life insurance policies, if any (the “Insurance Policies”).  Such Insurance Policies (i) are in full force and effect, and all premiums due thereon have been paid, (ii) are in amounts and have coverages that are reasonable and customary for companies engaged in similar businesses and operations and having similar assets and properties as that of the Company and (iii) are in amounts and have coverages as required by any of the Contracts and applicable law.  As of the Closing, each of the Insurance Policies will be in full force and effect.  Assuming all Required Consents have been obtained, none of the Insurance Policies will lapse or terminate as a result of the transactions contemplated by this Agreement.  The Company has complied in all material respects with the provisions of such Insurance Policies.  Schedule 3.22 contains a complete and correct list of all Insurance Policies and all amendments and riders thereto (copies of which have been provided to Buyer), and identifies the insurer, type of coverage and policy period for each policy.  During the three-year period immediately prior to the date of this Agreement, the Company has not made any claims under any of the Insurance Policies and has suffered losses that would give rise to any such claims, for an amount in excess of Ten Thousand Dollars ($10,000) except as set forth on Schedule 3.22.  The Company has not failed to give, in a timely manner, any notice required under any of the Insurance Policies to preserve its rights thereunder.  The Company has not received (i) any notice of cancellation of any such policy, refusal or denial of coverage, increase of premiums or failure to renew thereunder, (ii) any notice that any issuer of any such policy has filed for protection under applicable bankruptcy laws or is otherwise in the process of liquidating or has been liquidated, or (iii) any other indication that any such policy is no longer in full force or effect or that the issuer thereof is no longer willing or able to perform its obligations thereunder.  No letters of credit have been posted and no cash has been restricted to support any reserves for insurance.

3.23     Information Technology.

(a)       The Company has developed the following accounting and information technology systems and control procedures: (i) a disaster recovery plan, (ii) a fire protection, climate control and controlled access inclusion in any room or location housing IT equipment being used as a “server” (i.e. file server, print server, accounting server etc.), (iii) backup procedures for its computer system, (iv) a security policy regarding passwords and computer account set-up and maintenance and (v) a list of any source code and description of any documentation of any and all software customizations performed by any third party resource (the “Information Technology Security Environment”).  Schedule 3.23(a) contains an accurate description of the Information Technology Security Environment.

(b)       Schedule 3.23(b) sets forth a list of all outsourced information technology providers and vendors and describes the services provided and any associated contracts, including, but not limited to, ERP, core business related software, CRM, phones/conferencing, email, accounting and any other business systems.  The Company has provided to Buyer copies of its business process diagram, a network diagram and a system architecture diagram.

3.24     Transactions with Affiliates; Management Relationships.

(a)       Except as set forth on Schedule 3.24(a), the Company has not, directly or indirectly, engaged in any transactions or financial or commercial arrangements (i) with any stockholder of any of the Company, other than as a board member or pursuant to such Company’s financing activities or (ii) (except for employment arrangements with its employees) with any officer or director or, to the knowledge of Sellers, with any of their respective Affiliates or relatives (each a “Related Party”).  Except for (i) employment arrangements with its employees, (ii) its organizational documents, and (iii) applicable law, the Company has no obligation to or claim against any Related Party, and no Related Party has any obligation to or claim against the Company.  Schedule 3.24(a) describes the nature and extent of any products, services or benefits provided to the Company by any Related Party without a corresponding charge equal to the fair market value of such products, services or benefits.

(b)       No executive officer, director or Affiliate of the Company owns any interest in any property or assets of the Company (except as a stockholder of the Company) and, to the knowledge of Sellers, except as set forth on Schedule 3.24(b), no executive officer, director or Affiliate of the Company owns any interest in (i) any current competitor, customer, licensor or supplier of the Company or (ii) any counterparty to any material contract or agreement with the Company, other than holdings of less than 1% of a class of a company’s publicly traded securities.

(c)       Except as disclosed on Schedule 3.24(c), there are no outstanding notes payable to, accounts receivable from or advances by the Company to or from any officer, director, or Affiliate in connection with their respective businesses or assets, and the Company is not otherwise a debtor or creditor of, and has no liability or other obligation of any nature to, any such Person other than compensation and benefits to employees and directors and travel and expense advances in the ordinary course of business.

3.25     Contracts.  Schedule 3.25 sets forth a list of each Contract to which the Company is a party or by which it or its properties and assets are bound and which is material to the business, assets, properties or prospects of the Company, taken as a whole (the “Material Contracts”), true, correct and complete copies (in the case of written Material Contracts) and summaries (in the case of oral Material Contracts) of which have been provided to Buyer.  Each Loan Agreement, as defined below, is deemed to be a Material Contract and the amount outstanding under such Loan Agreement as of the most recent practicable date is set forth beside the name of such agreement on Schedule 3.25, along with the repayment schedule.  Each Material Contract is a legal, valid and binding obligation of the Company, enforceable against the Company and, to the knowledge of Sellers, the other parties thereto, in accordance with their respective terms, except as the same may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and general equitable principles regardless of whether such enforceability is considered in a proceeding at law or in equity.  The Company is not bound by an agreement by which it owes any present or future royalties or other payments to third parties in respect of Intellectual Property in excess of $10,000.  The copy of each written Material Contract or summary of each oral Material Contract furnished to Buyer is a true and complete copy of the document it purports to represent or summarize, as the case may be, and reflects all amendments thereto made through the date of this Agreement.  Except as set forth on Schedule 3.25 and except for any Required Consents that are not obtained, if any, prior to the date hereof, the Company has not violated any of the terms or conditions of any Material Contract or any term or condition which would permit termination or modification of any Material Contract, and to the knowledge of Sellers all of the covenants to be performed by any other party thereto have been fully performed, and there are no pending or threatened claims for breach or indemnification or notice of default or termination under any Material Contract.  Except for any Required Consents that are not obtained, if any, prior to the date hereof, no event has occurred which constitutes, or after notice or the passage of time, or both, would constitute, a default by the Company under any Material Contract, and to the knowledge of Sellers no such event has occurred which constitutes or would constitute a default by any other party.  The Company is not subject to any liability or payment resulting from renegotiation of amounts paid under any Material Contract.

As used in this Agreement, Material Contracts shall include, without limitation the following contracts which are material to the Company’s current or planned business and operations:

(a)       agency agreements, general agency agreements or other agreements with insurance companies or other companies that sell financial products and services;

(b)       loan agreements, indentures, mortgages, pledges, hypothecations, deeds of trust, conditional sale or title retention agreements, security agreements, letters of credit, commitment letters, equipment financing obligations or guaranties, or other sources of contingent liability in respect of any Indebtedness (collectively, “Loan Agreements”);

(c)       contracts obligating the Company to provide or purchase products or services for a period of one year or more;

(d)       leases of real property and leases of personal property not cancelable without penalty on notice of sixty (60) days or less or calling for payment of an annual gross rental exceeding Ten Thousand Dollars ($10,000);

(e)       distribution, sales agency or franchise or similar agreements, or agreements providing for an independent contractor’s services, or letters of intent with respect to same;

(f)       employment agreements, benefit agreements, management service agreements, consulting agreements, confidentiality agreements, non-competition agreements, and any other agreements relating to any employee, consultant, independent contractor, officer or director of the Company;

(g)       licenses, assignments or transfers of Trademarks, trade names, service marks, Patents, Copyrights, Trade Secrets or Know How, or other agreements regarding proprietary rights or intellectual property;

(h)       any Contract relating to pending capital expenditures by the Company;

(i)       any non-competition agreements restricting the Company in any manner;

(j)       all Contracts pursuant to which the Company is obligated to make to third parties any payments related to the Company Intellectual Property;

(k)       each Contract with any stockholder, officer or director of the Company, or any Affiliate of the Company;

(l)       any Contract that limits, or purports to limit, the ability of the Company to compete in any line of business or with any Person or in any area, that restricts the right of the Company to sell to or purchase goods or services from any Person or to hire or attempt to hire any Person or that grants to the other party or any third Person “most favored nation” status or any special discount rights;

(m)      any confidentiality, secrecy or non-disclosure Contract;

(n)       any sales representative or agency Contract;

(o)       any Contract that results in any Person holding a power of attorney that relates to the Company or its assets or properties;

(p)       any joint venture or partnership, merger, asset or stock purchase or divestiture Contract which includes liabilities of the Company which have not expired as of the date hereof;

(q)       any Contract to indemnify, hold harmless or defend any other Person with respect to any assertion of personal injury, damage to property or Intellectual Property rights infringement, misappropriation or violation or warranting the lack thereof, other than indemnification provisions contained in customary purchase orders/purchase agreements/product licenses arising in the ordinary course of business and consistent with past practice; and

(r)       other material Contracts or understandings, irrespective of subject matter and whether or not in writing, not entered into in the ordinary course of business by the Company and not otherwise disclosed on Schedule 3.25 calling for future payments by the Company exceeding Ten Thousand Dollars ($10,000).

Except as listed on Schedule 3.25, the Company is not subject to any Contract, decree or injunction in which the Company is a party which restricts the continued operation of the Business or the expansion thereof to other geographical areas, customers and suppliers or lines of business.

3.26     Customers and Suppliers.  Schedule 3.26 sets forth (a)  the ten (10) largest the customers of the Company, and (b) the ten largest suppliers of the Company, on the basis of cost of goods or services purchased, for the eight (8) months ended August 31, 2013 (collectively, the “Customers and Suppliers”).  No current customer or supplier of the Company has, to the knowledge of Sellers, threatened to terminate or intends to terminate (and the Company has no knowledge of any basis for such termination), cancel or otherwise adversely modify in any material respect its relationship with the Company or to decrease materially or limit any of its products or services to the Company or its usage or purchase of any of the services or products of the Company for any reason within the past thirty-six (36) months. The Company is not involved in any claim, dispute or controversy with any of its customers or suppliers that, individually or in the aggregate, would reasonably be anticipated to have a Material Adverse Effect.  Except as set forth on Schedule 3.26, the Company does not offer or use any current customer incentive programs, whether written or oral and whether or not deemed or considered to be legally enforceable, which involve the payment of rebates or issuance of credits by the Company or the sharing of marketing expenses by the Company.

3.27     Records of the Company.  The copies of the organizational documents of the Company which were provided to Buyer are true, accurate and complete in all material respects and reflect all amendments made through the date of this Agreement.  The minute books for the Company made available to Buyer for review were correct and complete in all material respects as of the date of such review, no further entries have been made through the date of this Agreement, such minute books contain the true signatures of the persons purporting to have signed them, and such minute books contain an accurate record of all material corporate actions of the shareholder, directors, managers or members (and any committees thereof), as the case may be, of the Company taken by written consent or at a meeting since incorporation.  All material corporate actions taken by the Company have been duly authorized or ratified.  All accounts, books, ledgers and official and other records (including all customer, accounting and billing, and call log data and records) of the Company have been fully, properly and accurately kept and completed in all material respects, and there are no material inaccuracies or discrepancies of any kind contained therein.  The ledgers of the Company, as previously made available to Buyer, contain accurate and complete records of all issuances, transfers and cancellations of equity securities of the Company.

3.28     Certain Business Practices.  The Company has not (i) used any funds for unlawful contributions, gifts, entertainment or other unlawful payments related to a political activity, (ii) made any unlawful payment to any foreign or domestic government official or employee or to any foreign or domestic political party or campaign or violated any provision of the Foreign Corrupt Practices Act of 1977, as amended, (iii) consummated any transaction or made any payment or entered into any agreement or arrangement or taken any other action in violation of Section 1128B(b) of the Social Security Act, as amended, or (iv) made any other unlawful payment.

3.29     Internal Controls.  The Company maintains a system of internal accounting controls sufficient to provide reasonable assurance that (i) transactions are executed in accordance with management’s general or specific authorizations; (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain asset accountability; (iii) access to assets is permitted only in accordance with management’s general or specific authorization; and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

3.30     Bank Accounts; Business Locations.  Schedule 3.30 sets forth all accounts of the Company with any bank, broker or other depository institution, and the names of all persons authorized to withdraw funds from each such account, and the locations of all safe deposit boxes of the Company and the names of all persons authorized to have access to such safe deposit boxes.  As of the date hereof, the Company has no office or place of business other than as identified on Schedule 3.1 and the Company’s principal places of business and chief executive offices are indicated on Schedule 3.11, and, except for equipment leased to customers in the ordinary course of business, all locations where the equipment, inventory, chattel paper and books and records of the Company are located as of the date hereof are fully identified on Schedule 3.11.

3.31     No Commissions.  Except for the obligations of Sellers owed to Dragonfly, neither the Company nor any Affiliate of the Company has incurred any obligation for any finder’s or broker’s or agent’s fees or commissions or similar compensation in connection with the transactions contemplated hereby.

3.32     Transition Services.  The aggregate services to be provided by the Sellers or their Affiliates pursuant to the Transition Services Agreement and the Services Agreement constitute all the required services which are used in the operation of the Business and that are necessary to conduct the Business as it is currently conducted or has been conducted within the past six (6) months.

3.33     Accuracy of Information Furnished by the Company.  No representation or warranty by the Company contained in this Agreement, nor any statement or certificate furnished by the Company to Buyer or its representatives in connection herewith or pursuant hereto (including all customer, accounting and billing, and call log data and records) contains any untrue statement of a material fact, or omits to state any material fact required to make the statements herein or therein not misleading.  The Company has provided Buyer with true, accurate and complete copies of all documents listed or described in the various schedules attached hereto.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF BUYER

As a material inducement to Sellers to enter into this Agreement and to consummate the transactions contemplated hereby, Buyer makes the following representations and warranties to Sellers and to the Company:

4.1       Corporate Status.  Buyer is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Texas and has the requisite power and authority to own or lease its properties and to carry on its business as now being conducted.  Buyer has fully complied with all of the requirements of any statute governing the use and registration of fictitious names, and has the legal right to use the names under which it operates its business.  There is no pending or threatened proceeding for the dissolution, liquidation, insolvency or rehabilitation of Buyer.

4.2       Corporate Power and Authority.  Buyer has the requisite corporate power and authority to execute and deliver this Agreement and each of the other Transaction Documents to which it is a party, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby.  Buyer has taken all action necessary to authorize the execution and delivery of this Agreement and each of the other Transaction Documents to which it is a party, the performance of its obligations hereunder and thereunder and the consummation of the transactions contemplated hereby and thereby.

4.3       Enforceability.  Assuming due execution and delivery by the Company and each Seller, as the case may be, this Agreement and the other Transaction Documents to which it is a party have been duly executed and delivered by Buyer, as the case may be, and constitute the legal, valid and binding obligation of Buyer, as the case may be, enforceable against Buyer, as applicable, in accordance with their terms, except as the same may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and general equitable principles regardless of whether such enforceability is considered in a proceeding at law or in equity.

4.4       No Violation.  The execution and delivery of this Agreement and the other Transaction Documents by Buyer, the performance by Buyer of its obligations hereunder and thereunder and the consummation by Buyer of the transactions contemplated hereby and thereby will not (i) contravene any provision of the organizational documents of Buyer, (ii) violate or conflict with any law, statute, ordinance, rule, regulation, decree, writ, injunction, judgment or order of any Governmental Authority or of any arbitration award which is either applicable to, binding upon or enforceable against Buyer, (iii) conflict with, result in any breach of, or constitute a default (with or without the passage of time or the giving of notice or both) under, or give rise to a right to terminate, amend, modify, abandon or accelerate, any Contract which is applicable to, binding upon or enforceable against Buyer, (iv) result in or require the creation or imposition of any Lien upon or with respect to any of the property or assets of Buyer, (v) require the consent, approval, authorization or permit of, or filing with or notification to, any Governmental Authority, any court or tribunal or any other Person or (vi) permit any Governmental Authority to impose any restriction or limitation of any kind, character, or nature whatsoever on the Company or any property or asset owned or used by the Company.

4.5       No Commissions.  Neither Buyer nor any of its Affiliates has incurred any obligation for any finder’s or broker’s or agent’s fees or commissions or similar compensation in connection with the transactions contemplated hereby.

ARTICLE V

CERTAIN ADDITIONAL AGREEMENTS

5.1       Further Assurances; Compliance with Covenants.  Each party shall execute and deliver such additional instruments and other documents and shall take such further actions as may be necessary or appropriate to effectuate, carry out and comply with all of the terms of this Agreement and the transactions contemplated hereby and to satisfy the conditions set forth in Article VII and VIII; provided, however, that no party shall be required to execute an amendment hereof or to waive any of its rights or any breach hereunder.

5.2       Other Actions.  Each of the parties hereto shall take all appropriate actions, and do, or cause to be done, all things necessary, proper or advisable under any applicable laws, regulations and Contracts to consummate and make effective the transactions contemplated herein, including, without limitation, obtaining all licenses, permits, consents, approvals, authorizations, qualifications and orders of any Governmental Authority and parties to Contracts with the Company as are necessary for the consummation of the transactions contemplated hereby.  Each of the parties agrees to cooperate with the others in the preparation and filing of, and the provision of information for, all forms, notifications, reports and information, if any, required or reasonably deemed advisable pursuant to any law, rule or regulation or any regulatory authority, in connection with the transactions contemplated by this Agreement, and to use their respective commercially reasonable best efforts to agree jointly on a method to overcome any objections by any Governmental Authority to any such transactions.  The parties also agree to use commercially reasonable best efforts to defend all lawsuits or other legal proceedings challenging this Agreement or the consummation of the transactions contemplated hereby and to lift or rescind any injunction or restraining order adversely affecting the ability of the parties to consummate the transactions contemplated hereby.

5.3       Notification of Certain Matters.  Each of the parties hereto shall give prompt notice to the other parties of the occurrence or non-occurrence of any event which would likely cause any representation or warranty of such party contained herein to be untrue or inaccurate, or any covenant, condition, or agreement contained herein not to be complied with or satisfied, in all cases in any material respect.

5.4       Confidentiality; Publicity.  Except as may be required by law or as otherwise permitted or expressly contemplated herein, no party hereto or their respective Affiliates, employees, agents or representatives shall disclose to any third party the existence of this Agreement or the subject matter or terms hereof without the prior written consent of the other parties hereto.  No press release or other public announcement related to this Agreement or the transactions contemplated hereby shall be issued by any party hereto without the prior approval of the other parties except as required by the US Securities and Exchange Commission as relates to the rules for filing current reports on Form 8-K; provided, however, that Buyer shall be entitled to notice and prior review of such filing reports on Form 8-K.  Notwithstanding the foregoing, at no time shall Sellers utilize or disclose the identity or name of any Affiliate of Buyer, including its equity or debt holders.

5.5       Consents.

(a)       Prior to the Closing, Sellers shall have obtained or caused the Company to obtain and receive or cause the Company to receive the Required Consents and waivers of rights to terminate or modify any rights or obligations of the Company from any Person(s) from whom such consent or waiver is required under any Contract to which the Company is bound (including the Real Property Leases), or who, as a result of the transactions contemplated hereby, would have the right to terminate or modify such Contracts, either by the terms thereof or as a matter of law.

(b)       Prior to the Closing, Buyer shall have obtained and received consents to the transactions contemplated hereby and waivers of rights to terminate or modify any rights or obligations of Buyer from any Person(s) from whom such consent or waiver is required under any contract to which Buyer is bound, or who, as a result of the transactions contemplated hereby, would have the right to terminate or modify such contracts, either by the terms thereof or as a matter of law.

ARTICLE VI

COVENANTS

6.1       Transfer and Conveyance Taxes.  All applicable sales, transfer, recording, deed, stamp and other similar taxes, including, without limitation, any real property transfer or gains taxes (if any), resulting from the consummation of the transactions contemplated in this

Agreement shall be the responsibility of, and shall be borne by, the party against whom such taxes are assessed.

6.2       Post-Closing Notifications.  Buyer and each Seller will, and each will cause their respective Affiliates to, comply with any post-Closing notification or other requirements, to the extent then applicable to such party, of any law of any Governmental Authority having jurisdiction over Buyer or such Seller.

6.3       Releases.  Effective as of the Closing, each Seller, on such Seller’s own behalf and on behalf of each Seller’s Affiliates, including without limitation derivatively, to the fullest extent legally possible, hereby completely and forever releases, waives and discharges, and shall be forever precluded from asserting, any and all claims, obligations, suits, judgments, damages, demands, debts, rights, causes of action and liabilities, of any kind or nature, whether liquidated or unliquidated, fixed or contingent, matured or unmatured, known or unknown, foreseen or unforeseen, whether or not hidden or concealed, then existing in law, equity or otherwise, that each Seller and/or its Affiliates, including without limitation derivatively, to the fullest extent legally possible, has, had or may have against Buyer, the Company, their respective subsidiaries and their respective present or former directors, officers, employees, management, predecessors, successors, members, stockholders, attorneys, accountants, underwriters, investment bankers, financial advisors, appraisers, representatives and agents acting in such capacity, that are based in whole or in part on any act, omission, transaction or other occurrence taking place on or prior to the Closing Date, other than, as applicable, (i) accrued but unpaid compensation, perquisites or other benefits due to any Affiliate of any Seller as an employee of, or vendor or independent contractor to, the Company, (ii) any rights under this Agreement or any Transaction Document to which any Seller is entitled, or (iii) any rights of directors and officers of the Company to indemnification and exculpation pursuant to the organizational documents of the Company.  In making this waiver, each Seller acknowledges that it may hereafter discover facts in addition to or different from those which such Seller now believes to be true with respect to the subject matter released herein, but agrees that such Seller has taken that possibility into account in reaching this Agreement and as to which such Seller expressly assumes the risk.  THE PROVISIONS IN THIS SECTION 6.3 SHALL BE ENFORCEABLE REGARDLESS OF WHETHER THE LIABILITY IS BASED UPON PAST, PRESENT, OR FUTURE CLAIMS OR LAWS (INCLUDING ANY PAST, PRESENT, OR FUTURE ENVIRONMENTAL LAW (INCLUDING, BUT NOT LIMITED TO CERCLA),  OCCUPATIONAL SAFETY AND HEALTH LAW, OR  PRODUCTS LIABILITY, SECURITIES, OR OTHER LAW) AND REGARDLESS OF WHETHER ANY PERSON (INCLUDING THE PERSON FROM WHOM RELIEF IS SOUGHT) ALLEGES OR PROVES THE SOLE, CONCURRENT, CONTRIBUTORY, OR COMPARATIVE NEGLIGENCE OF THE PERSON SEEKING RELIEF, OR THE SOLE OR CONCURRENT STRICT LIABILITY IMPOSED UPON THE PERSON SEEKING RELIEF.

ARTICLE VII

CONDITIONS TO THE OBLIGATIONS OF BUYER

The obligation of Buyer to effect the transactions contemplated hereby shall be subject to the fulfillment at or prior to the Closing Date of the following conditions, any or all of which may be waived in whole or in part by Sellers:

7.1       Accuracy of Representations and Warranties and Compliance with Obligations.  The representations and warranties of each Seller and the Company contained in this Agreement and the other Transaction Documents shall be true and correct, in all material respects, at and as of the Closing Date with the same force and effect as though made at and as of that time except that those representations and warranties which address matters only as of a particular date shall remain true and correct as of such date and except for any representations and warranties which are qualified by their terms as to materiality, which shall be true and correct in all respects.  Each Seller shall have performed and complied with all of its obligations required by this Agreement to be performed or complied with by it at or prior to the Closing Date.  Each Seller shall have delivered to Buyer a duly authorized certificate, dated as of the Closing Date, certifying that the conditions specified in this Section 7.1 have been satisfied.

7.2       Corporate Certificates.  The Company shall have delivered to Buyer (i) copies of the organizational documents of the Company as in effect immediately prior to the Closing Date and (ii) copies of resolutions adopted by the board of directors, managers or members of the Company, as applicable, authorizing the transactions contemplated by this Agreement, certified as being true, correct and complete as of the Closing Date by the Secretary of the Company.

7.3       Delivery of the Membership Interests. At the Closing, Sellers shall deliver, or cause to be delivered, to Buyer stock or unit certificates, as applicable, representing the Membership Interests, duly endorsed in blank or accompanied by stock powers duly executed in blank, in proper form for transfer.

7.4       No Adverse Litigation.  There shall not be pending or threatened any action, investigation or proceeding by or before any court or other governmental body which shall seek to restrain, prohibit, invalidate or collect damages arising out of the transactions contemplated hereby, and which, in the reasonable judgment of Buyer, would impose any condition on the Company or Buyer which would be materially burdensome to the Company or Buyer or would materially increase the costs incurred or that will be incurred by Buyer as a result of consummating the transactions contemplated hereby.

7.5       No Order or Injunction.  No court of competent jurisdiction or other governmental body shall have issued or entered any order or injunction restraining or prohibiting the transactions contemplated hereby, which remains in effect at the time of the Closing.

7.6       Opinion of Counsel to Sellers.  Buyer shall have received an opinion (i) of Philip D. Collins & Associates, P.C., counsel to Sellers, the form of which is attached as Exhibit E.

7.7       Good Standing Certificate.  Certificate of the Secretary of State (or other applicable office) in which the Company is organized, dated as of a date not more than thirty

(30) Business Days prior to the Closing Date, certifying as to the good standing and non-delinquent tax status of such Person.

7.8       Required Consents.  The Company shall have received each of the Required Consents and have delivered to Buyer executed copies thereof.

7.9       Ancillary Agreements.  The Deferred Payment Agreement, the Royalty Agreement, the Transition Services Agreement and the Services Agreement have been entered into by the parties thereto.

7.10     Transaction Documents.  Each Seller shall have executed and delivered the Transaction Documents to which it is a party, and such other closing documents necessary to consummate the transactions contemplated hereby as Buyer or its counsel shall reasonably request.

7.11     Tax Certificate.  Sellers shall have executed a certification of non-foreign status substantially in the form and to the effect of Exhibit F-1 attached hereto (the “FIRPTA Certificates”).

7.12     Payoff Letters.  Buyer shall have received payoff letters relating to all Indebtedness of the Company to be paid at Closing as set forth on Annex II and releases from third parties of any and all Encumbrances relating to the property of the Company, all on terms satisfactory to Buyer.

7.13     Resignations.  Buyer shall have received written resignations effective as of the Closing Date of the directors and officers of the Company as Buyer shall designate.

7.14     Termination of Benefit Plans.  Buyer shall have received satisfactory evidence of the termination of all Benefit Plans, as determined by Buyer.

7.15     Bank Accounts.  Buyer shall have received evidence that the Company has changed the authorized signatories on its respective bank accounts listed on Schedule 7.15 to the Persons designated by Buyer.

7.16     Affiliate Agreements.  Buyer shall have received evidence of termination of any agreements listed on Schedule 7.16 designated by Buyer.

7.17     Minute Books.  Buyer shall have received the original minute books and transfer records of the Company.

7.18     D&O Insurance.  The Sellers shall have obtained, at their expense, a directors and officers liability insurance “tail” or “runoff” insurance program to be in effect until the end of the one (1)-year period following the Closing Date with respect to acts or omissions occurring prior to the Closing Date, in each case, on terms and conditions satisfactory to Buyer.

7.19     Covenant Not to Compete.  Buyer shall have received a Restrictive Covenant Agreement in the form attached hereto as Exhibit G, duly executed by the Company and a

Restrictive Covenant Agreement in the form attached hereto as Exhibit H, duly executed by Scott Beck (collectively, the “Restrictive Covenant Agreements”).

7.20     Bill of Sale.  Buyer shall have received a Bill of Sale from CornerWorld to WWS in the form attached hereto as Exhibit I, duly executed by the Sellers.

7.21     Indemnity Waiver Agreement.  Buyer shall have received an Indemnity Waiver Agreement in the form attached hereto as Exhibit J, duly executed by the Sellers and Scott Beck.

7.22     Escrow Agreement.  The Escrow Agreement has been entered into by the parties thereto.

7.23     Disclosure Schedules.  Buyer shall be satisfied with the Schedules delivered by the Company and Sellers pursuant to this Agreement.

ARTICLE VIII

CONDITIONS TO THE OBLIGATIONS OF SELLERS

The obligations of Sellers to effect the transactions contemplated hereby shall be subject to the fulfillment at or prior to the Closing of the following conditions, any or all of which may be waived in whole or in part by Buyer:

8.1       Accuracy of Representations and Warranties and Compliance with Obligations.  The representations and warranties of Buyer contained in this Agreement shall be true and correct, in all material respects, as of the Closing Date with the same force and effect as though made at and as of that time except that those representations and warranties which address matters only as of a particular date shall remain true and correct as of such date and except for any representations and warranties which are qualified by their terms as to materiality, which shall be true and correct in all respects.  Buyer shall have performed and complied with all of its obligations required by this Agreement to be performed or complied with at or prior to the Closing.  Buyer shall have delivered to Sellers a certificate, dated as of the Closing Date, and signed by an officer, certifying that the conditions specified in this Section 8.1 have been satisfied.

8.2       Corporate Certificate.  Buyer shall have delivered to Sellers (i) copies of the certificate of formation and operating agreement or other organizational documents of Buyer as in effect immediately prior to the Closing Date, (ii) copies of resolutions adopted by the managers or the members of Buyer authorizing the transactions contemplated by this Agreement, and (iii) a certificate regarding the incumbency of the Person(s) executing this Agreement and the other Transaction Documents on behalf of Buyer, certified as of the Closing Date by the Secretary or similar officer of Buyer as being true, correct and complete.

8.3       Delivery of Purchase Price.  At the Closing, in accordance with Section 1.2 hereof, WWS shall have received the Cash Purchase Price, the Deferred Payment Agreement and the Royalty Agreement, as applicable.

8.4       No Order or Injunction.  No court of competent jurisdiction or other governmental body shall have issued or entered any order or injunction restraining or prohibiting the transactions contemplated hereby, which remains in effect at the time of the Closing.

8.5       No Adverse Litigation.  There shall not be pending any action or proceeding by or before any court or other governmental body which shall seek to restrain, prohibit, invalidate or collect damages arising out of the transaction contemplated hereby, and which, in the reasonable judgment of Sellers, would materially increase the costs incurred or that will be incurred by Sellers as a result of consummating the transactions contemplated hereby.

8.6       Ancillary Agreements.  The Deferred Payment Agreement, the Royalty Agreement, the Transition Services Agreement and the Services Agreement shall have been entered into by the parties thereto.

8.7       Transaction Documents.  Buyer shall have executed and delivered the Transaction Documents to which it is a party, and such other closing documents necessary to consummate the transactions contemplated hereby as Sellers or their counsel shall reasonably request.

ARTICLE IX

INDEMNIFICATION

9.1       Agreement by Sellers to Indemnify for Breaches of Representations and Warranties.

(a)       Sellers agree to jointly and severally indemnify and hold Buyer and its officers, directors, employees, Affiliates, successors and assigns (collectively, for the purpose of this Article IX, “Buyer Indemnitees”) harmless from and against the aggregate of all Indemnifiable Damages arising out of or resulting from:

(i)        any breach of a representation, warranty or certification made by such Sellers or the Company in this Agreement, any Transaction Document or in any other document or certificate delivered pursuant to this Agreement;

(ii)       any breach of the covenants or agreements made by such Sellers or the Company in this Agreement, or in any other document or certificate delivered pursuant to this Agreement;

(iii)      the failure by such Sellers to transfer and convey all of the Membership Interests to Buyer free and clear of any Liens;

(iv)      any matters specified in Annex V; and

(v)       Pre-Closing Taxes (except as part of the working capital adjustment) (collectively, “Buyer Indemnifiable Damages”).

“Indemnifiable Damages” means any and all damages, losses, liabilities, obligations, costs and expenses, and any and all claims, demands or suits (by any Person, including without limitation any Governmental Authority), including without limitation the costs and expenses of any and all actions, suits, proceedings, investigations, demands, assessments, judgments, settlements and compromises relating thereto and including reasonable attorneys’ fees and expenses in connection therewith.

(b)       Without limiting the generality of the foregoing, with respect to the measurement of Buyer Indemnifiable Damages, the applicable Buyer Indemnitee(s) shall have the right to be put in the same post-tax consolidated financial position as it would have been in had each of the representations and warranties of Sellers hereunder been true and correct and had the covenants and agreements of Sellers hereunder been performed in full.

9.2       Agreement by Buyer to Indemnify.  Buyer agrees to indemnify and hold Sellers and the Company and each of their respective officers, directors, employees, Affiliates, successors and assigns (collectively, for the purpose of this Article IX, “Seller Indemnitees”) harmless from and against the aggregate of all expenses, losses, costs, deficiencies, liabilities and damages (including, without limitation, related counsel and paralegal fees and expenses) arising out of or resulting from:

(i)        any breach of any representation, warranty or certification made by such Buyer in this Agreement, any Transaction Document or in any other document or certificate delivered pursuant to this Agreement or certification made by Buyer in Article IV of this Agreement, or in any other document or certificate delivered pursuant to this Agreement; or

(ii)       any breach of the covenants or agreements made by Buyer in this Agreement, or in any other document or certificate delivered pursuant to this Agreement; (collectively, “Seller Indemnifiable Damages”.

Without limiting the generality of the foregoing, with respect to the measurement of Seller Indemnifiable Damages, the applicable Seller Indemnitee(s) shall have the right to be put in the same post-tax consolidated financial position as it would have been in had each of the representations and warranties of Buyer hereunder been true and correct and had the covenants and agreements of Buyer hereunder been performed in full.

9.3       Survival of Representations, Warranties and Covenants.  Each of the representations and warranties, made by the parties hereto in this Agreement or pursuant hereto shall survive after the Closing for a period of twenty-four (24) months, except that the representations and warranties made by Sellers in Sections 2.1, 2.3, 2.5, and by Sellers and the Company in Sections 3.3, 3.4, 3.5, 3.12, and 3.31 shall survive the Closing and remain in effect indefinitely and the representations and warranties made by Sellers and the Company in Sections 3.15, 3.17, 3.18 and 3.21 shall survive until all applicable statutes of limitations, including any tolling agreements and extensions, have expired and that any representations or warranties made fraudulently or with the intent to defraud or mislead, shall continue in full force and effect forever.  Notwithstanding any knowledge of facts determined or determinable by any party by investigation, each party shall have the right to fully rely on the representations, warranties, covenants and agreements of the other parties contained in this Agreement or in any other documents or papers delivered in connection herewith.  Each representation, warranty, covenant and agreement of the parties contained in this Agreement is independent of each other representation, warranty, covenant and agreement.  Notwithstanding anything contained herein to the contrary, covenants, agreements, obligations and other provisions in this Agreement that by their terms apply or are to be performed in whole or in part after the Closing Date shall be governed by the survival provisions with respect to such specific provisions.  If written notice of a claim has been given and received before the expiration of the applicable survival period, the relevant representations and warranties (and corresponding indemnity obligation) shall survive as to such claim until it has been finally resolved; provided, however, that to the extent the indemnity obligation would otherwise terminate, it shall survive only with respect to the amount subject to such claim and shall terminate with respect to any amount in excess of such claim.  For convenience of reference, the date upon which any representation, warranty, covenant or other agreement contained herein shall terminate, if any, is referred to herein as the “Survival Date.”

9.4       Notice and Defense of Third Party Claims.  The obligations and liabilities of an Indemnifying Person (as defined herein) with respect to Indemnifiable Damages resulting from the assertion of liability by third parties (each, a “Third Party Claim”) shall be subject to the terms and conditions set forth below.

(a)       The Indemnified Persons (as defined herein) shall give prompt written notice to the Indemnifying Persons of any Third Party Claim which might give rise to any Indemnifiable Damages by the Indemnified Persons, stating the nature and basis of such Third Party Claim, and the amount thereof to the extent known; provided, however, that no delay on the part of the Indemnified Persons in notifying any Indemnifying Persons shall relieve the Indemnifying Persons from any liability hereunder, unless (and then solely to the extent) such Indemnifying Persons are actually prejudiced or damaged in any material respect by such delay.  Such notice shall be accompanied by copies of all relevant documentation with respect to such Third Party Claim, including, without limitation, any summons, complaint or other pleading which may have been served, any written demand or any other document or instrument directly relating thereto.

(b)       If the Indemnifying Persons shall acknowledge, in a writing delivered to the Indemnified Persons, that the Indemnifying Persons are obligated to indemnify, defend and hold harmless the Indemnified Persons under the terms of their indemnification obligations hereunder in connection with a particular Third Party Claim, then the Indemnifying Persons shall have the right to assume the defense of such Third Party Claim at their own expense and by their own counsel, which counsel shall be reasonably satisfactory to the Indemnified Persons; provided, however, that the Indemnifying Persons shall not have the right to assume the defense of such Third Party Claim, notwithstanding the giving of such written acknowledgment, if (i) the claim seeks only an injunction or other equitable relief; (ii) the Indemnified Persons shall have been advised by counsel that there are one or more legal or equitable defenses available to them which are different from or in addition to those available to the Indemnifying Persons, and, in the reasonable opinion of the Indemnified Persons, counsel for the Indemnifying Persons could not adequately represent the interests of the Indemnified Persons because such interests could be in conflict with those of the Indemnifying Persons; (iii) such action or Proceeding involves, or could have a material effect on, any material matter beyond the scope of the indemnification obligation of the Indemnifying Persons; or (iv) the Indemnifying Persons shall not have assumed the defense of such Third Party Claim in a timely fashion.

(c)       If the Indemnifying Persons elect to assume the defense of any such Third Party Claim (under circumstances in which the proviso in Section 9.4(b) is not applicable), the Indemnifying Persons shall consult with Indemnified Persons and the Indemnified Persons may participate in such defense, but in such case the expenses of Indemnified Persons shall be paid by Indemnified Persons.  If the Indemnifying Persons fail to defend a Third Party Claim, are otherwise restricted from so defending, or if, after commencing or undertaking any such defense, the Indemnifying Persons fail to prosecute or withdraw from such defense, the Indemnified Persons shall have the right to undertake the defense or settlement thereof, at the Indemnifying Persons’ expense.  If Indemnified Persons assume the defense of any such Third Party Claim in accordance with the terms hereof and propose to settle such Third Party Claim prior to a final judgment thereon, then Indemnified Persons shall give the Indemnifying Persons prompt written notice thereof, and the Indemnified Persons may not settle such Third Party Claim without the written consent of the Indemnifying Persons, which consent shall not be unreasonably withheld or delayed.

(d)       If the Indemnifying Persons exercise their right to assume the defense of a Third Party Claim, they shall not make any settlement of any claims without the written consent of the Indemnified Persons, which consent shall not be unreasonably withheld or delayed, unless such settlement provides for a full release from liability of Indemnified Persons.

(e)       For purposes of this Agreement, “Indemnified Persons” means Buyer Indemnitees and Seller Indemnitees, as the case may be, and “Indemnifying Persons” means persons required to provide indemnification with respect to Indemnifiable Damages under this Article IX.

9.5       Limitations upon Indemnification.

(a)       No Indemnifying Person shall have any liability for any Indemnifiable Damages for breaches of representations and warranties unless and until the aggregate amount of such Indemnifiable Damages exceeds Fifty Thousand Dollars ($50,000) (the “Indemnification Threshold”), in which case the indemnifying party shall be liable to the extent that the aggregate Indemnifiable Damages exceed the Indemnification Threshold; provided, however, that in no event shall the amount of Indemnifiable Damages of Sellers exceed an amount equal to Three Million Dollars ($3,000,000) plus the coverage limit under the R&W Insurance Policy. Materiality qualifications shall not be taken into account in determining the magnitude of Indemnifiable Damages for purposes of calculating the Indemnification Threshold.

(b)       Notwithstanding anything provided in this Agreement to the contrary, (i) the Indemnification Threshold shall not apply with respect to, and Buyer Indemnitees and/or Seller Indemnitees, as applicable, shall be entitled to the full amount of any Indemnifiable Damages resulting from, any intentional breach of a representation or warranty or fraud and (ii) the Indemnification Threshold shall not limit Buyer’s right to Indemnifiable Damages arising from or in connection with Pre-Closing Taxes.

(c)       The amount of the liability of any Indemnifying Person shall be determined taking into account any applicable insurance proceeds received by the Indemnified Person.

9.6       Assertion and Payment of Claims.

(a)       No claim shall be brought under this Article IX unless the Indemnified Persons, or any of them, at any time prior to the applicable Survival Date, give the Indemnifying Persons (i) written notice of the existence of any such claim, specifying the nature and basis of such claim and the amount thereof, to the extent known, or (ii) written notice pursuant to Section 9.5 of any Third Party Claim, the existence of which would give rise to such a claim (each, an “Indemnification Demand”).  Within ten (10) Business Days of the receipt of any Indemnification Demand, the Indemnifying Persons shall pay all or any portion of the claims identified in the Indemnification Demand which such Indemnifying Persons do not dispute in good faith.  In the event that the Indemnified Person are not paid the full amount of the claims identified in the Indemnification Demand with ten (10) Business Days of the receipt of any Indemnification Demand or any portion thereof or are otherwise informed by the Indemnifying Persons that the Indemnifying Persons dispute all or any portion of the claims identified in the Indemnification Demand, the Indemnified Persons, or any of them, shall have the right to commence Proceedings for the enforcement of their rights under this Article IX with respect to the claims identified in a Indemnification Demand, provided, however, that no Indemnifying Persons shall be required to pay the amount of any such claim for indemnification pursuant to this Article IX that is disputed in good faith by such Indemnifying Persons until the final adjudication of the relevant Proceedings.

(b)       Upon a determination of Indemnifiable Damages in connection with and in accordance this Article IX, the Indemnifying Persons shall pay the Indemnified Persons the amount so determined within ten (10) Business Days after the date of determination in accordance with terms of this Article IX.

(c)       Under no circumstances shall Buyer be obligated to (i) first seek recourse under the R&W Insurance Policy prior to seeking recourse from Sellers pursuant to this Article IX or (ii) turn-over to Sellers any proceeds received by Buyer under the R&W Insurance Policy.

(d)       Nothing contained in this Article IX shall operate in derogation or limitation of Buyer’s rights under the R&W Insurance Policy.

9.7       Setoff Right.  Upon written notice to the Sellers specifying in reasonable detail the basis therefor, Buyer may set off any amount to which it is entitled from any Seller pursuant to this Article IX against amounts otherwise payable by Buyer or the Company to the Sellers under any provision of the Deferred Payment Agreement, the Royalty Agreement, the Transition Services Agreement, the Services Agreement, or otherwise.  Neither the exercise of, nor the failure to exercise, such right of setoff will constitute an election of remedies or limit Buyer in any manner in the enforcement of any other remedies that may be available to it.

ARTICLE X

TAX MATTERS

10.1     Sellers shall prepare or cause to be prepared the Tax Returns of the Company for all taxable periods ending on or before the Closing date that are due (taking into account valid extensions of time to file) after the date of this Agreement.  All such Tax Returns shall be completed in accordance with past practice to the extent permitted by applicable law.  Sellers shall provide a copy of any such Tax Return to Buyer at least ten (10) days before the date on which such Tax Return is due to be filed (including valid extensions of time to file).

10.2     Sellers shall be responsible for and shall pay all Taxes with respect to the ownership of the Membership Interests for all periods ending on or before the Closing Date, and Buyer shall be responsible for and shall pay all Taxes with respect to ownership of the Membership Interests for all periods beginning after the Closing Date.

10.3     Buyer shall prepare or cause to be prepared all Tax Returns that relate to the Company for taxable periods ending after the Closing Date (including Straddle Periods).  With respect to any Straddle Period Tax Return required to be filed with respect to the Company prepared by Buyer as to which Taxes are allocable to Sellers, Buyer shall provide Sellers a copy of such Tax Return and a statement (with respect to which Buyer will make available supporting schedules and information) certifying the amount of Tax shown on such Tax Return that is allocable to Sellers at least thirty (30) days prior to the due date (including any extension thereof) for filing of such Tax Return, and Sellers shall have the right to review and comment on such Tax Return and statement prior to the filing of such Tax Return.

10.4     With respect to the preparation or filing of a Tax Return by a party in compliance with the provisions of this Article, any costs or expenses incurred by such party with respect to the preparation of such Tax Return (other than Taxes due thereunder) shall be borne by the party incurring such expenses, except that any costs or expenses incurred by Buyer or the Company in connection with a Straddle Period shall be allocated among Sellers and Buyer in accordance with the allocation of the actual Taxes owed pursuant to such Tax Return in accordance with the provisions below.  Sellers and Buyer agree to consult and to attempt in good faith to resolve any issues arising as a result of the review of such Tax Return and statement by the other party.  In the case of any Straddle Period, the amount of any Taxes based on or measured by income, receipts, or payroll of the Company for the Pre-Closing tax period shall be determined based on an interim closing of the books as of the close of business on the Closing Date (and for such purpose, the taxable period of any partnership or other pass-through entity in which the Company holds a beneficial interest shall be deemed to terminate at such time) and the amount of any other Taxes of the Company for a Straddle Period that relates to the Pre-Closing tax period shall be deemed to be the amount of such Tax for the entire taxable period multiplied by a fraction the numerator of which is the number of days in the taxable period ending on the Closing Date and the denominator of which is the number of days in such Straddle Period.

10.5     Buyer and Sellers shall each: (a) cooperate in the preparation of any Tax Returns which the other is responsible for preparing and filing; (b) cooperate fully in preparing for any audits of, or disputes with, taxing authorities regarding any Taxes relating to each Company or with respect to the Membership Interests; (c) make available to the other and to any Governmental Authority, as reasonable requested, all information, records, and documents with respect to Taxes relating to each Company or the Membership Interests; and (d) furnish the other with copies of all correspondence received from any Governmental Authority in connection with any audit or information request with respect to Taxes relating to the Company or the Membership Interests.

10.6     In the case of a tax proceeding that relates to Pre-Closing Taxes, Sellers shall have the sole right, at its expense, to control the conduct of such proceeding.  With respect to Straddle Periods, Buyer or the Company shall control such proceeding (with any such expenses incurred by Buyer or the Company to be allocated between Sellers and the Company or Buyer in accordance with the proportion to which the relative amounts at issue in such proceeding relate to Pre-Closing Taxes and Post-Closing Taxes); provided however, the Company and Buyer shall (i) keep Sellers informed of all developments on a timely basis, (ii) provide to Sellers copies of any and all correspondence received from the Tax Authority related to such tax proceeding, (iii) provide Sellers with the opportunity to attend conferences, hearings and other meetings with or involving the Tax Authority and to review and provide comments with respect to written responses provided to the Governmental Authority with respect to such tax proceeding and (iv) shall not enter settle or compromise any asserted liability which may result in indemnification under the terms of this Agreement without the prior written consent of Sellers, which shall not be unreasonably withheld, unless the settlement or compromise absolves Sellers of all liability for Taxes with respect to such claims.

ARTICLE XI

DEFINITIONS

11.1     Defined Terms.  As used herein, the following terms shall have the following meanings:

“Acquisition Proposal” shall mean (i) any proposal for a merger or other business combination involving the Company; (ii) any proposal or offer to acquire in any manner a substantial equity interest in, or a substantial portion of the assets of, the Company; or (iii) any proposal to acquire any interest in the Membership Interests.

“Affiliate” shall have the meaning ascribed to it in Rule 12b-2 of the General Rules and Regulations under the Securities Exchange Act of 1934, as amended, as in effect on the date hereof.

“Business Day” means a day other than Saturday, Sunday or any day on which banks in New York, New York are authorized or obligated to close.

“Code” means the Internal Revenue Code of 1986, as amended, and any successor statute thereto.

“Contract” means any agreement, contract, lease, note, mortgage, indenture, loan agreement, franchise agreement, agency agreement, covenant, employment agreement, license,

instrument, purchase and sales order, application, commitment, undertaking, obligation, whether written or oral, express or implied.

“Encumbrances” means any lien (other than mechanics’ liens), pledge, hypothecation, claim (other than infringement), charge, mortgage, security interest, encumbrance, prior assignment, interference, option, right of first refusal, preemptive right, community property interest or restriction of any nature whatsoever (including any restriction on the voting of any security, any restriction on the transfer of any security or other asset, any restriction on the receipt of any income derived from any asset, any restriction on the use of any asset and any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset).

“Environmental Laws” means all federal, state, regional or local statutes, laws, rules, regulations, codes, orders, plans, injunctions, decrees, rulings, and changes or ordinances or judicial or administrative interpretations thereof, or similar laws of foreign jurisdictions where the Company conducts business, whether currently in existence or hereafter enacted or promulgated, any of which govern (or purport to govern) or relate to pollution, protection of the environment, public health and safety, air emissions, water discharges, hazardous or toxic substances, solid or hazardous waste or occupational health and safety, as any of these terms are or may be defined in such statutes, laws, rules, regulations, codes, orders, plans, injunctions, decrees, rulings and changes or ordinances, or judicial or administrative interpretations thereof, including, without limitation: the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended by the Superfund Amendment and Reauthorization Act of 1986, 42 U.S.C. §9601, et seq. (collectively “CERCLA”); the Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act of 1976 and subsequent Hazardous and Solid Waste Amendments of 1984, 42 U.S.C. §6901 et seq. (collectively “RCRA”); the Hazardous Materials Transportation Act, as amended, 49 U.S.C. §1801, et seq.; the Clean Water Act, as amended, 33 U.S.C. §1311, et seq.; the Clean Air Act, as amended (42 U.S.C. §7401-7642); the Toxic Substances Control Act, as amended, 15 U.S.C. §2601 et seq.; the Federal Insecticide, Fungicide, and Rodenticide Act as amended, 7 U.S.C. §136-136y (“FIFRA”); the Emergency Planning and Community Right-to-Know Act of 1986 as amended, 42 U.S.C. §11001, et seq. (Title III of SARA) (“EPCRA”); and the Occupational Safety and Health Act of 1970, as amended, 29 U.S.C. §651, et seq. (“OSHA”).

“Environmental Liabilities” means any liabilities (including any notices, claims, complaints, suits or other assertions of obligation or liability) that are (a) related to any environmental, health or safety issues, (b) based upon or related to any provision of past or present Environmental Law, and (c) any third party claim for damages arising from pollution or contamination or under Environmental Laws.  The term “Environmental Liabilities” includes (without limitation): (i) fines, penalties, orders, awards, settlements, losses, damages (including foreseeable and unforeseeable consequential damages), costs, fees (including attorneys’ and consultants’ fees), expenses and disbursements; (ii) defense and other response to an administrative or judicial action (including notices, claims, complaints, orders, suits and other assertions of liability); and (iii) financial responsibility or liability for (A) cleanup costs and/or injunctive relief, including any removal, remedial or response actions, and natural resource damages, and (B) any other compliance or remedial measures.

“Escrow Agent” means JPMorgan Chase Bank, NA.

“Escrow Agreement” means that certain Escrow Agreement, dated the date hereof, by and among Buyer, WWS and Escrow Agent.

“Escrow Amount” means $800,000.

“Estimated Working Capital Adjustment” means (i) in the event Estimated Working Capital exceeds Target Working Capital, the amount of such excess and (ii) in the event Target Working Capital exceeds Estimated Working Capital, the amount of such excess (expressed as a negative number).

“GAAP” means generally accepted accounting principles in effect in the United States of America.

“Governmental Authority” means any nation or government, any state, regional, local or other political subdivision thereof, and any entity or official exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

“Indebtedness” of any entity means all obligations of such entity (i) which in accordance with GAAP should be classified upon a balance sheet of such entity as indebtedness, including without limitation commissions payable, (ii) for borrowed money or purchase money financing which has been incurred in connection with the acquisition of property or services, guaranties, letters of credit, or deferred purchase price, (iii) secured by any lien or other charge upon property or assets owned by such entity, even though such entity has not assumed or become liable for the payment of such obligations, (iv) created or arising under any conditional sale or other title retention agreement with respect to property acquired by such entity, whether or not the rights and remedies of the lender or lessor under such agreement in the event of default are limited to repossession or sale of the property, or (v) for remaining payments under any leases (including, but not limited to, equipment leases, operating leases and capital leases), or rental purchase options, in each case including, without limitation, accrued and unpaid interest, and prepayment or early termination payments or penalties associated with any of the foregoing items (i) through (v) whether mandatory or optional .

“Intellectual Property” means all intellectual property owned, used or licensed (as licensor or licensee) by the Company, or that has been used in the business of the Company, or in any product, service, technology or process currently or formerly offered by the Company, or currently under development by the Company, including:

(i)        all domestic and foreign copyright interests in any original work of authorship, whether registered or unregistered, including but not limited to all copyright registrations or foreign equivalent, all applications for registration or foreign equivalent, all moral rights, all common-law rights, and all rights to register and obtain renewals and extensions of copyright registrations, together with all other copyright interests accruing by reason of international copyright convention (“Copyrights”);

(ii)       all domestic and foreign patents (including certificates of invention and other patent equivalents), provisional applications, patent applications and patents issuing therefrom as well as any division, continuation or continuation in part, reissue, extension, reexamination, certification, revival or renewal of any patent, all Inventions, as defined below, and subject matter related to such patents, in any and all forms (“Patents”);

(iii)      all domestic and foreign trademarks, trade dress, service marks, trade names, icons, logos, slogans, and any other indicia of source or sponsorship of goods and services, designs and logotypes related to the above, in any and all forms, all trademark registrations and applications for registration related to such trademarks (including, but not limited to intent to use applications), and all goodwill related to the foregoing (“Trademarks”);

(iv)      all domain name registrations (“Domain Names”);

(v)       any formula, design, device or compilation, or other information which is used or held for use by a business, which gives the holder thereof an advantage or opportunity for advantage over competitors which do not have or use the same, and which is not generally known by the public.  Trade Secrets can include, by way of example, formulas, algorithms, market surveys, market research studies, information contained on drawings and other documents, and information relating to research, development or testing (“Trade Secrets”);

(vi)      novel devices, processes, compositions of matter, methods, techniques, observations, discoveries, apparatuses, machines, designs, expressions, theories and ideas, whether or not patentable (“Inventions”);

(vii)     scientific, engineering, mechanical, electrical, financial, marketing or practical knowledge or experience useful in the operation of any Company (“Know How”);

(viii)    (A) any and all computer programs and/or software programs (including all source code, object code, firmware, programming tools and/or documentation), (B) machine readable databases and compilations, including any and all data and collections of data, and (C) all content contained on Internet site(s) (“Software”);

(ix)      all documentation and media constituting, describing or relating to the above, including memoranda, manuals, technical specifications and other records wherever created throughout the world; and

(x)       the right to sue for past, present, or future infringement and to collect and retain all damages and profits related to the foregoing.

“knowledge” means (a) with respect to Sellers (i) the knowledge of Robert Reynolds, Gerardo Tonini and Tim Zeller, and (ii) the knowledge of any director, manager or officer of Sellers and any other employee of Sellers with a title of Vice President or above, and (b) with respect to any other Person, the actual knowledge of such Person.

“Lien” means any Encumbrance other than Permitted Liens.

“Material Adverse Effect” means, with respect to any Person, a change (or effect) with respect to the condition (financial or otherwise), properties, assets, liabilities, rights, obligations, operations, business or prospects for any of the foregoing which change (or effect), individually or in the aggregate, is or reasonably is expected to be materially adverse to such condition, properties, assets, liabilities, rights, obligations, operations, business or prospects for any of the foregoing, other than any such change (or effect) that results or arises from or relates to (a) changes in general economic or market conditions or prevailing interest rates, (b) changes, circumstances or effects generally affecting the business or industry in which such party operates that do not have a disproportionate adverse impact on such entity, (c) changes in applicable accounting principles or rules, or (d) changes in generally applicable laws, regulations or interpretations, with respect to each of (a) through (d) above, to the extent that such changes, circumstances or effects do not have a disproportionate adverse impact on such Person.

“Permitted Liens” shall mean (i) any Lien for Taxes which are not yet due and which have been reserved for on the Company’s Financial Statements; (ii) any carrier’s, warehouseman’s, mechanic’s, materialman’s, repairman’s, landlord’s or similar statutory Lien; (iii) any interest of a governmental agency or instrumentality in any lawfully made pledge or deposit under workers’ compensation, unemployment insurance or other social security statutes; (iv) the interests of lessors and licensors with regard to leased or licensed property and/or (v) encumbrances in the nature of zoning restrictions, easements, imperfections in title, rights or restrictions of record on the uses of real property if the same do not materially detract from the value of the interest of the Company encumbered thereby or impair the use of such property in the Business as presently conducted.

“Person” means an individual, partnership, corporation, business trust, joint stock company, estate, trust, unincorporated association, joint venture, Governmental Authority or other entity, of whatever nature.

“Pre-Closing Taxes” means Taxes attributable to taxable periods ending on or before the Closing Date, including any liability Buyer may incur under Texas Franchise Laws.  For purposes of this definition, the Closing Date shall be treated as the last day of a taxable period whether or not the taxable period in fact ends on the Closing Date.

“Proceedings” means actions, suits, claims, reviews, and investigations and legal, administrative or arbitration proceedings.

“R&W Insurance Policy” means that certain insurance policy to be issued by an insurance provider selected by Buyer in connection with this Agreement.

“Seller Expenses” means those certain costs and expenses incurred on or prior to the Closing Date by the Company (including any costs or expenses incurred, paid or agreed to be paid by the Company or Sellers) in connection with this Agreement and the transactions contemplated hereby, including (i) all fees, commissions, costs and expenses of the Company’s or Sellers’ investment bankers, financial advisors, accountants and legal counsel incurred in connection with the transactions contemplated hereby and (ii) all other fees, commissions, costs and expenses of other third parties engaged by the Company or Sellers to conduct any specific tasks or perform any specific analysis for the Company or Sellers to the extent such expenses are incurred by or on behalf of the Company or Sellers in connection with the transactions contemplated hereby, have not been paid prior to the Closing Date and are accrued liabilities or accounts payables for which the Company or its Affiliates will be liable or have agreed to be liable after the Closing, all as set forth on Annex III hereto.  Any amount included in Seller Expenses which reduces the Initial Cash Purchase Price pursuant to Section 1.2(a)(i)(II)(C) shall not be included as a current liability in the determination of Working Capital.

“Straddle Period” means any taxable period beginning before and ending after the Closing Date.

“Target Working Capital” means $423,452.

“Tax Amount” means the amount of all Taxes (excluding any Taxes included in the definition of Indebtedness) owed or to be owed by Sellers or the Company as of the Closing for which the Company or Sellers would owe an indemnity pursuant to Section 9.1(a)(v) if not paid at the Closing.

“Tax Return” means any return, declaration, report, claim for refund, filing or information return or statement required to be filed in connection with or with respect to any Taxes.

“Taxes” means all taxes, fees or other assessments of any kind imposed by any Governmental Authority, and any and all interest, penalties and additions relating thereto. “Taxes” includes without limitation all add-on minimum, alternative minimum, capital stock, customs duties, documentary, disability, employment, environmental (including taxes under Section 59A of the Code), estimated, excise, export, franchise, gross receipts, income, import, natural resources, license, occupation, payroll, personal property, premium, profits, real property, registration, sales, severance, social security (or similar), stamp, transfer, unemployment, disability, use, value added, windfall profit and withholding taxes and duties. “Taxes” also includes any transferee or secondary liability for Taxes and any liability pursuant to an agreement or otherwise, including liability arising as a result of being or ceasing to be a member of any affiliated group, or being included or required to be included in any Tax Return relating thereto.

“Transaction Documents” means this Agreement, the Deferred Payment Agreement, the Royalty Agreement, the Transition Services Agreement, the Services Agreement and any agreements, certificates, or other writings furnished, executed or delivered in connection with the transactions contemplated hereby.

“Treasury Regulations” mean the regulations promulgated by the United States Treasury Department under the Code.

“Working Capital” is to be computed in accordance with GAAP as (x) the sum of the Company’s accounts receivable, net of applicable reserves, inventory, net of applicable reserves, marketable securities, prepaid expenses, and other current assets, less (y) the sum of the Company’s accounts payable, deferred revenue, and other current liabilities.

11.2     In addition to the terms defined above, the following terms are defined in the section of this Agreement so designated:

Term	Section
AAA	12.9(a)
Agreement	Preamble
Assets	3.12
Balance Sheet Date	3.7(b)
Business	Recitals
Buyer	Preamble
Buyer Indemnifiable Damages	9.1(a)(iv)
Buyer Indemnitees	9.1(a)
Cap	9.5(a)
Closing	1.4
Closing Date	1.4
Closing Date Balance Sheet	1.3(a)
Closing Date Payment	1.2(a)
Closing Date Statement	1.3(c)
Company	Preamble
Company Software	3.17(j)
Customers and Suppliers	3.26
Deferred Payment	1.2(a)
Deferred Payment Agreement	Recitals
Designated Accounting Firm	1.3(e)
Employee Benefit Plans	3.15(a)
ERISA	3.15(a)
Estimated Working Capital	1.3(a)
Final Cash Purchase Price	1.2(a)
Final Closing Date Balance Sheet	1.3(c)
Financial Statements	3.7(a)
FIRPTA Certificates	7.11
First Offer	1.2(e)
Indemnifiable Damages	9.1(a)
Indemnification Demand	9.6(a)
Indemnification Threshold	9.5(a)
Indemnified Persons	9.4(e)
Indemnifying Person	9.4(e)
Information Technology Security Environment	3.23
Initial Cash Purchase Price	1.2(a)
Initial Closing Date Certificate	1.3(a)
Insurance Policies	3.22
Judicial Action	12.9(a)
Leased Premises	3.11
License	3.17(b)
Loan Agreements	3.25(b)
Material Assets	3.12

Material Contracts	3.25
Membership Interests	Recitals
Permits	3.20
PTO	3.17(f)
Ranger	Preamble
Real Property Leases	3.11
Related Party	3.24(a)
Required Consents	3.13
Royalty Agreement	Recitals
Sale Notice	1.2(e)
Seller Indemnifiable Damages	9.2(ii)
Seller Indemnitees	9.2
Seller(s)	Preamble
Seller Objections	1.3(e)
Services Agreement	1.2(d)
Survival Date	9.3
Total Purchase Price	1.2(a)
Third Party Claim	9.4
Third Party Offer	1.2(e)
Third Party Offer Notice	1.2(e)
Transition Services Agreement	1.2(d)
Unaudited Balance Sheet	3.7

11.3     Other Definitional Provisions.  All terms defined in this Agreement shall have the defined meanings when used in any certificates, reports or other documents made or delivered pursuant hereto or thereto, unless the context otherwise requires.  Terms defined in the singular shall have a comparable meaning when used in the plural, and vice versa.  All matters of an accounting nature in connection with this Agreement and the transactions contemplated hereby shall be determined in accordance with GAAP applied on a basis consistent with prior periods, where applicable.  As used herein, the neuter gender shall also denote the masculine and feminine, and the masculine gender shall also denote the neuter and feminine, where the context so permits.

ARTICLE XII
GENERAL PROVISIONS

12.1     Notices.  All notices, requests, demands, claims, and other communications under the Transaction Documents shall be in writing and shall be delivered by certified or registered mail (first class postage pre-paid), guaranteed overnight delivery, or facsimile transmission if such transmission is confirmed by delivery by certified or registered mail (first class postage pre-paid) or guaranteed overnight delivery, to the following addresses and telecopy numbers (or to such other addresses or telecopy numbers which such party shall designate in writing to the other party):

(a)       if to Buyer:

Ranger Wireless Holdings, LLC

c/o Patton Boggs LLP

2000 McKinney Avenue, Suite 1700

Dallas, Texas 75201

Fax:  (214) 758-1550

Attn:  David P. McLean

with a copy to:

Patton Boggs LLP

2000 McKinney Avenue, Suite 1700

Dallas, Texas 75201

Fax:  (214) 758-1550

Attention:  David P. McLean

(b)       if to Sellers:

Mr. Scott N. Beck

c/o CornerWorld Corporation

13101 Preston Road, Suite 510

Dallas, Texas 75240

Telephone:  (214) 556-6208

Telecopy:  (866) 927-9089

with a copy to:

Philip D. Collins & Associates, P.C.

7557 Rambler Road, Suite 930

Dallas, TX 75231

Attn:  Philip D. Collins

Telephone:  (469) 453-4600

Telecopy:  (469) 453-4611

Notice shall be deemed given on the date sent if sent by facsimile transmission and on the date delivered (or the date of refusal of delivery) if sent by overnight delivery or certified or registered mail.

12.2     Entire Agreement; No Third Party Beneficiaries.  This Agreement (including the exhibits and schedules attached hereto) and other documents delivered at the Closing pursuant hereto contain the entire understanding of the parties in respect of its subject matter and supersede all prior agreements and understandings (oral or written) between or among the parties with respect to such subject matter.  The parties agree that prior drafts of this Agreement shall not be deemed to provide any evidence as to the meaning of any provision hereof or the intent of the parties with respect thereto.  The exhibits and schedules constitute a part hereof as though set forth in full above.  Except for persons expressly stated herein to be indemnitees or as otherwise expressly stated herein, this Agreement is not intended to confer upon any Person, other than the parties hereto, any rights or remedies hereunder.

12.3     Amendment; Waiver.  This Agreement may not be modified, amended, supplemented, canceled or discharged, except by written instrument executed by all parties.  No failure to exercise, and no delay in exercising, any right, power or privilege under this Agreement shall operate as a waiver, nor shall any single or partial exercise of any right, power or privilege hereunder preclude the exercise of any other right, power or privilege.  No waiver of any breach of any provision shall be deemed to be a waiver of any preceding or succeeding breach of the same or any other provision, nor shall any waiver be implied from any course of dealing between the parties.  No extension of time for performance of any obligations or other acts hereunder or under any other agreement shall be deemed to be an extension of the time for performance of any other obligations or any other acts.  The rights and remedies of the parties under this Agreement are in addition to all other rights and remedies, at law or equity, that they may have against each other.

12.4     Binding Effect; Assignment.  The rights and obligations of this Agreement shall bind and inure to the benefit of the parties and their respective successors and assigns.  Nothing expressed or implied herein shall be construed to give any other person any legal or equitable rights hereunder.  The rights and obligations of this Agreement may not be assigned by Buyer without the prior written consent of Sellers except to a wholly-owned direct or indirect subsidiary of Buyer.  The rights and obligations of this Agreement may not be assigned by Sellers without the prior written consent of Buyer.  Notwithstanding the foregoing, Buyer may designate one or more of its Affiliates to perform its obligations hereunder (in any or all of which cases Buyer nonetheless shall remain responsible for the performance of all of its obligations hereunder and Parent shall remain liable for its obligations hereunder).  In addition, notwithstanding the foregoing, Buyer (i) may assign any or all of its rights and obligations under this Agreement to any buyer of all or substantially all of the assets of Buyer and (ii) may assign any or all of its rights under this Agreement to any lender to Buyer, the Company or any of their respective subsidiaries as security for indebtedness to any such lender.

12.5     Counterparts.  This Agreement may be executed in any number of counterparts, each of which shall be an original but all of which together shall constitute one and the same instrument.  A telecopy signature of any party shall be considered to have the same binding legal effect as an original signature.

12.6     Interpretation.  When a reference is made in this Agreement to an article, section, paragraph, clause, schedule or exhibit, such reference shall be deemed to be to this Agreement unless otherwise indicated.  The headings contained herein and on the schedules are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement or the schedules.  Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.”

12.7     Construction.  The parties agree and acknowledge that they have jointly participated in the negotiation and drafting of this Agreement.  In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties and no presumptions or burdens of proof shall arise favoring any party by virtue of the authorship of any of the provisions of this Agreement.  Any reference to any federal, state, local, or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise.  If any party has breached any representation, warranty, or covenant contained herein in any respect, the fact that there exists another representation, warranty, or covenant relating to the same subject matter (regardless of the relative levels of specificity) which the party has not breached shall not detract from or mitigate the fact that the party is in breach of the first representation, warranty, or covenant.  The mere listing (or inclusion of copy) of a document or other item shall not be deemed adequate to disclose an exception to a representation or warranty made herein (unless the representation or warranty relates solely to the existence of the document or other items itself or unless a reasonable person would deem such listing or inclusion adequate to disclose such exception).

12.8     Governing Law; Severability.  This Agreement shall be construed in accordance with and governed for all purposes by the laws of the State of Texas applicable to contracts executed and to be wholly performed within such State.  If any word, phrase, sentence, clause, section, subsection or provision of this Agreement as applied to any party or to any circumstance is adjudged by a court to be invalid or unenforceable, the same will in no way affect any other circumstance or the validity or enforceability of any other word, phrase, sentence, clause, section, subsection or provision of this Agreement.  If any provision of this Agreement, or any part thereof, is held to be unenforceable because of the duration of such provision or the area covered thereby, the parties agree that the court making such determination shall have the power to reduce the duration and/or area of such provision, and/or to delete specific words or phrases, and in its reduced form, such provision shall then be enforceable and shall be enforced.

12.9     Dispute Resolution; Forum.

(a)       Except for the dispute resolution procedures otherwise set forth in Sections 1.3 and the rights of the parties to seek equitable remedies, each party agrees that any suit, action or proceeding brought by such party against the other in connection with or arising from this Agreement (“Judicial Action”) will be resolved by binding, self-administered arbitration pursuant to the applicable rules of the American Arbitration Association (“AAA”).  All such Judicial Actions will be subject to the Federal Arbitration Act.  There will be one arbitrator.  If an arbitrator cannot be agreed upon within thirty (30) days, AAA will select and appoint an arbitrator.  The arbitrator will decide whether a particular Judicial Action is or is not arbitrable.  The cost and expenses of the arbitrator will be divided between the parties.  Only damages allowed pursuant to this Agreement may be awarded.  The prevailing party in arbitration will be entitled to reimbursement of all attorneys’ fees and costs associated with the arbitration from the losing party, unless the “winning” party is awarded less than twenty percent (20%) of its claimed damages (excluding attorneys’ fees and costs).  The arbitrator will have no authority to award special, consequential, punitive, or exemplary damages; the parties by signing this Agreement waive their rights, if any, to recover such damages, either in arbitration or in litigation.  Each party will have the right to apply to a court to enjoin any breach of this Agreement.  The only exceptions to arbitration are: (a) any Judicial Action for less than twenty-five thousand dollars ($25,000), inclusive of attorney’s fees (which must be stipulated as a fact in any petition) or (b) the right of a party to seek injunctive relief to prevent irreparable harm pending completion of any arbitration.  All other Judicial Actions must be arbitrated.

(b)       The arbitration will take place in Dallas, Texas. The arbitrator will coordinate and limit as appropriate all pre-arbitration discovery (e.g., document production, information requests, depositions).  However, the parties agree that the discovery for each party will be limited to:  two (2) depositions of no more than four (4) hours each, twenty-five (25) interrogatories, and ten (10) requests for production.  Within one-hundred twenty (120) days from the date of the demand, the arbitration will be completed.  At the arbitration, each party will have up to, but not more than four (4) hours to present the party’s case and any rebuttal. Within ten (10) days of the arbitration, the arbitrator will issue a written decision and award (if any) stating the reasons for the decisions and award.  The decision will be exclusive, final and binding on the parties, their heirs, executors, administrators, successors and assigns. The arbitration decision may be entered and enforced in any court of competent jurisdiction.

(c)       Judicial Actions that are exempted from arbitration as set forth in Section 12.9(a), shall be brought against any of the parties only in any state court located in Dallas County, Texas and each of the parties hereto hereby consents to the exclusive jurisdiction of such courts (and of the appropriate appellate courts) in any such Judicial Action and waives any objection to venue laid therein.  Process in any such Judicial Action proceeding may be served on any party anywhere in the world, whether within or without the State of Texas.  Without limiting the generality of the foregoing, each party hereto agrees that service of process upon such party at the address referred to in Section 12.1, together with written notice of such service to such party, shall be deemed effective service of process upon such party.

12.10   Waiver of Jury Trial.  IN ANY CIVIL ACTION, COUNTERCLAIM, OR PROCEEDING, WHETHER AT LAW OR IN EQUITY, WHICH ARISES OUT OF, CONCERNS OR RELATES TO THIS AGREEMENT, ANY TRANSACTIONS CONTEMPLATED HEREUNDER, THE PERFORMANCE HEREOF OR THE RELATIONSHIP CREATED HEREBY, WHETHER SOUNDING IN CONTRACT, TORT, STRICT LIABILITY OR OTHERWISE, TRIAL SHALL BE TO A COURT OF COMPETENT JURISDICTION AND NOT TO A JURY.  EACH PARTY HEREBY IRREVOCABLY WAIVES ANY RIGHT (STATUTORY, CONSTITUTIONAL, COMMON LAW OR OTHERWISE) IT MAY HAVE TO A TRIAL BY JURY.  ANY PARTY MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS AGREEMENT WITH ANY COURT AS WRITTEN EVIDENCE OF THE WAIVER OF THE OTHER PARTIES’ RIGHT TO TRIAL BY JURY.  NO PARTY HAS MADE OR RELIED UPON ANY ORAL REPRESENTATIONS BY ANY OTHER PARTY REGARDING THE ENFORCEABILITY OF THIS PROVISION.  EACH PARTY HAS READ AND UNDERSTANDS THE EFFECT OF THIS JURY WAIVER PROVISION.

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IN WITNESS WHEREOF, the parties hereto have caused this Stock Purchase Agreement to be duly executed and delivered as of the day and year first above written.

Sellers:

WOODLAND WIRELESS SOLUTIONS, LTD.

By:/s/ Scott Beck

Name:  Scott Beck

Title:    Chief Executive Officer

CORNERWORLD CORPORATION

By:/s/ Scott Beck

Name:  Scott Beck

Title:    CEO

Company:

S SQUARED, L.L.C.

By:/s/ Scott Beck

Name:  Scott Beck

Title:    President and CEO

Buyer:

RANGER WIRELESS HOLDINGS, LLC

By:/s/ Sunny Vanderbeck

Name:  Sunny Vanderbeck

Title:    Manager

Signature Page to Stock Purchase Agreement